UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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◻	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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◻	Soliciting Material under §240.14a-12

Christopher & Banks Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Christopher & Banks Corporation

2400 Xenium Lane North

Plymouth, Minnesota 55441

To Our Stockholders:

Christopher & Banks Corporation is holding its Annual Meeting of Stockholders (“Annual Meeting”) on Thursday, June 25, 2015 at 12:00 p.m. (noon) Central Time. You may attend the Annual Meeting, vote and submit a question during the Annual Meeting by either attending the Annual Meeting in person or by visiting www.virtualshareholdermeeting.com/CBK2015.

The following pages include a formal notice of the Annual Meeting and the proxy statement. The proxy statement describes and provides information on the matters to be acted on at the Annual Meeting. It is important that your shares be represented at the meeting, regardless of whether you plan to attend the meeting. Please vote your shares as soon as possible through the voting options available to you as described in the proxy statement.

On behalf of management and our Board of Directors, we thank you for your continued support of Christopher & Banks Corporation, and I encourage you to join us at the Annual Meeting.

Sincerely,

LuAnn Via
President and Chief Executive Officer

Christopher & Banks Corporation

2400 Xenium Lane North

Plymouth, Minnesota 55441

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	12:00 p.m. (noon) Central Time on Thursday, June 25, 2015

PLACE:	Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500, 15th Floor, Minneapolis, Minnesota

INTERNET:	Virtual meeting at www.virtualshareholdermeeting.com/CBK2015

ITEMS OF BUSINESS:	1.	To elect nine directors as nominated by our Board of Directors to each serve a one-year term.

	2.	To approve, on an advisory basis, the compensation of our named executive officers.

	3.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016.

	4.	To conduct other business that properly comes before the Annual Meeting or any adjournment of the Annual Meeting.

ANNUAL REPORT AND PROXY STATEMENT:	A copy of our proxy statement and annual report is available at https://materials.proxyvote.com/171046.

DATE OF MAILING OR AVAILABILITY:	This Notice of Annual Meeting of Stockholders and the proxy statement are first being mailed or made available, as the case may be, to stockholders on or about May 12, 2015.

RECORD DATE:

You may vote at the Annual Meeting if you were a stockholder of record of Christopher & Banks Corporation, or if you hold shares through a broker or other nominee, as of the close of business on April 30, 2015.

PROXY VOTING:	Your vote is important to us. You may vote via proxy:

	1.	By visiting www.proxyvote.com on the Internet;

	2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or

	3.	By signing and returning the enclosed proxy card if you received printed copies of the proxy materials.

For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or nominee.

Regardless of whether you expect to attend the meeting in person, please vote your shares in one of the ways outlined above.

As we have for the past several years, we are furnishing proxy materials to certain stockholders over the Internet. On or about May 12, 2015, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Availability”) containing instructions on how to access our 2015 proxy statement and annual report and to vote online or via telephone. If you received the Notice of Availability and would like to receive a copy of the printed proxy materials, the Notice of Availability contains instructions on how you can request copies of these documents. Please vote your shares promptly to ensure that they are represented at the meeting.

For the Board of Directors

Luke R. Komarek
Corporate Secretary

PROXY STATEMENT SUMMARY

2015 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	June 25, 2015, 12:00 p.m. (noon) Central Time

Place:	Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500, 15th Floor, Minneapolis, Minnesota

Virtual Meeting Webcast:	www.virtualshareholdermeeting.com/CBK2015

Record Date:	April 30, 2015

ATTENDING THE REGULAR MEETING OF STOCKHOLDERS

•	Registration opens at 11:30 a.m. Central Time.

•	Meeting starts at 12:00 p.m. Central Time.

•	If you wish to attend the meeting in person, photo identification may be requested in order to be admitted to the meeting.

•	You do not need to attend the meeting to vote if you submitted your proxy in advance of the meeting.

•	Attendees will be expected to follow the rules of conduct for the meeting, whether attending in person or online.

•	The use of cameras and recording devices is prohibited.

•	If you are unable to attend the meeting in person, you can view the meeting live via the Internet at www.virtualshareholdermeeting.com/CBK2015. The webcast starts at 12:00 p.m. Central Time.

MEETING AGENDA AND BOARD RECOMMENDATIONS

	Item	Board Recommendation	Page Reference
1.	Election of nine director nominees.	FOR All Director Nominees	7
2.	Advisory vote on executive compensation.	FOR	45
3.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for Fiscal 2015.	FOR	48

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CORPORATE GOVERNANCE

Christopher & Banks understands that corporate governance practices change and evolve over time. We seek to adopt and use practices that we believe will be of value to our stockholders and will positively aid in the governance of the Company. Some of our current governance practices include the following.

Annual election of all directors.	Average Board attendance of 98% at meetings during Fiscal 2014.
Majority voting and a director resignation policy for directors in uncontested elections.	Executive sessions of independent directors held regularly.
Independent Board Chair.	Company policy prohibits pledging and hedging of Company stock.
Eight of nine directors are independent.	Annual Board and committee self-assessments.
Our directors are limited to service on four public company boards (three if also serving as a public company CEO). Current average is less than two.	Average Board tenure is approximately five years, with five new Board members added since May 2012.
Stock ownership guidelines for directors and officers.

DIRECTOR NOMINEES

Our Board of Directors has nominated nine directors for election at the Annual Meeting. Please see “Item 1 - Election of Directors” beginning on page  7 of this proxy statement for additional information about each nominee.

		Director			Committee Memberships			Other Current
Name	Age	Since	Position	Independent	AC	CC	G&NC	Public Boards
Mark A. Cohn	58	2006	President and Chief Executive Officer of Aspirity Energy, LLC	Yes	—	M	M	1
Edwin J. Holman	68	2015	Former Chief Executive Officer, Macy’s Central, a Division of Macy’s, Inc.	Yes	—	—	—	1
Anne L. Jones	69	2000	Chief Executive Officer of Jones Consulting Group, Inc.	Yes	—	M	C	—
David A. Levin	63	2012	President and Chief Executive Officer of Destination XL Group, Inc.	Yes	—	C	—	1
William F. Sharpe, III	52	2012	Partner and Managing Director of Quetico Partners, LLC	Yes	M	M	—	—
Paul L. Snyder	66	2010	Chair of the Board of Directors; Former Midwest Area Managing Partner for KPMG	Yes	M	—	M	—
Patricia A. Stensrud	67	2012	President of A&H Manufacturing	Yes	M	—	M	1
LuAnn Via	61	2012	President & Chief Executive Officer of Christopher & Banks Corporation	No	—	—	—	1
Lisa W. Wardell	45	2011	Executive Vice President & Chief Operating Officer of The RLJ Companies	Yes	C	—	—	2

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
G&NC	Governance & Nominating Committee

ITEM 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices have been designed to achieve pay-for-performance and alignment with stockholder interests, and appropriately balances these goals with the goal of attracting, motivating, rewarding and retaining our executives. Additional information regarding the advisory vote may be found beginning on page 45.

ITEM 3 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Though not required, as a matter of good governance, we are asking stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for Fiscal 2015. Additional information regarding this item may be found beginning on page  48.

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(i)

(ii)

PROXY STATEMENT

FOR THE

2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 25, 2015

The Board of Directors (the “Board”) of Christopher & Banks Corporation (the “Company”,  “we”,  “us” and “Christopher & Banks”) is soliciting proxies for use at the Christopher & Banks Corporation 2015 Annual Meeting of Stockholders (“Annual Meeting”) to be held at 12:00 p.m. Central Time on Thursday, June 25, 2015,  at Dorsey & Whitney LLP’s offices at 50 South Sixth Street, 15th Floor, Minneapolis, Minnesota and at any adjournment or postponement of the meeting. The proxies are being solicited for the following purposes:

1.	To elect nine directors as nominated by the Board to each serve a one-year term;

2.	To approve, on an advisory basis, the compensation of our named executive officers (the “Say-on-Pay Proposal”);

3.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016; and

4.	To conduct other business that properly comes before the meeting or any adjournment of the meeting.

Under rules adopted by the Securities and Exchange Commission (“SEC”), we are providing certain of our stockholders with the 2015 Annual Meeting proxy materials over the Internet, rather than sending printed copies of those materials through the mail. A Notice of Availability is being mailed to all of our stockholders, except those who have previously provided instructions to receive paper copies of our proxy materials, which materials are being emailed to them as described below. The Notice of Availability contains instructions on how stockholders may access our 2015 proxy statement and annual report and vote their shares. The Notice also contains instructions on how to request our proxy materials in printed form or by email, at no charge, if a stockholder so desires.

Our Board is soliciting your proxy to be used at the Annual Meeting. When you sign the proxy card, you appoint LuAnn Via, our President, Chief Executive Officer and a director; Peter G. Michielutti, our Chief Operating Officer; and Luke R. Komarek, our General Counsel, as your representatives at the Annual Meeting. One or all of these individuals, or a substitute if necessary, will vote your shares at the Annual Meeting as you have instructed them on the proxy card. If you sign and deliver your proxy card, but you do not provide voting instructions, your proxy representative will vote in favor of the nine nominees for director and, subject to applicable rules and regulations, in favor of the other two proposals, and with respect to any other matter that may be properly presented at the Annual Meeting, in the discretion of the proxy representative. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you complete, sign and return your proxy card in advance of the Annual Meeting.

We will begin mailing the Notice of Availability or the proxy materials to our stockholders, on or about May 12, 2015.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on June 25, 2015:

Our proxy statement and 2015 Annual Report to Stockholders are available at https://materials.proxyvote.com/171046.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, holders of our common stock will be asked to vote on the following proposals:

1.	election of nine directors as nominated by the Board to each serve a one-year term;

2.	approval, on an advisory basis, of the Say-on-Pay Proposal; and

3.	ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016.

Will any other business be considered at the meeting?

Our by-laws provide that a stockholder may present a proposal at the Annual Meeting that is not included in this proxy statement only if proper written notice was received by us. No stockholder has given the timely notice required by our by-laws in order to present a proposal at the Annual Meeting. Our Board does not intend to present any other matters for a vote at the Annual Meeting.

Who is entitled to attend and vote at the Annual Meeting?

All stockholders who own shares of Christopher & Banks common stock, par value $0.01 per share (the “Common Stock”) at the close of business on April 30, 2015 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting or any adjournments or postponements thereof at www.virtualshareholdermeeting.com/CBK2015.

Holders of our common stock at the close of business on the Record Date are entitled to vote at our Annual Meeting. As of April 30, 2015,  37,204,662 shares of our common stock were outstanding and entitled to vote.

How many votes do I have?

You have one vote for each share of our common stock that you owned on the Record Date.

How many votes may be cast by all stockholders?

A total of 37,204,662 votes may be cast at the Annual Meeting with respect to each proposal, consisting of one vote for each share of our common stock outstanding as of the Record Date. There is no cumulative voting for the election of directors.

How many shares must be present to hold the Annual Meeting?

In accordance with our by-laws, shares equal to a majority of the voting power of the outstanding shares of our common stock entitled to vote as of the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

•	you are present and vote in person at the Annual Meeting;

•	you have properly and timely submitted your vote as described below under “How do I vote my shares?”; or

•

you hold your shares in street name, as described below, and you do not provide voting instructions and your broker, bank, trust or other nominee uses its discretion to vote your shares on the ratification of the selection of our independent registered public accounting firm.

If a quorum is not present or represented at the Annual Meeting, the stockholders and proxies entitled to vote will have the power to adjourn the Annual Meeting, without notice other than an announcement at that time, until a quorum is present or represented.

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote”. Three of our executive officers have been designated as proxies for the Annual Meeting. Those executive officers are LuAnn Via, Peter G. Michielutti and Luke R. Komarek.

What is a proxy statement?

It is a document that we are required to give you, in accordance with regulations of the SEC, when we ask you to designate proxies to vote your shares of our common stock at an annual meeting of our stockholders. The proxy statement includes information regarding the matters to be acted upon at the Annual Meeting and certain other information required by the regulations of the SEC and the rules of the New York Stock Exchange (“NYSE”).

What is the difference between a “stockholder of record” and a “street name” holder?

If your shares are registered directly in your name, you are considered the “stockholder of record” with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name”. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under “How do I vote my shares?”.

How do I vote my shares?

Stockholders of Record. If you are a stockholder of record, you may vote in the following ways:

•

By Internet. You may submit your proxy by going to www.proxyvote.com and following the instructions on how to complete an electronic proxy card. If you vote by Internet, you do not need to return a proxy card by mail. You will need the control number included on your Notice of Availability or your proxy card in order to vote by Internet. Internet voting via www.proxyvote.com is available 24 hours a day until 11:59 p.m., New York time, on June 24, 2015.

•

By Telephone. You may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. If you vote by telephone, you do not need to return a proxy card by mail. You will need the control number included on your Notice of Availability or on your proxy card in order to vote by telephone. Telephone voting is available 24 hours per day. To be valid, your vote by telephone must be received by 11:59 p.m., New York time, on June 24, 2015.

•

By Mail. If you have received a printed copy of the proxy materials from us by mail, you may vote by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card in the envelope provided to us. To be valid, your vote by mail must be received by us by 11:59 p.m., New York time, on June 24, 2015.

•	At the Annual Meeting. You can vote your shares in person during the Annual Meeting or via the Internet by following the instructions at www.virtualshareholdermeeting.com/CBK2015.

Beneficial Owners. If you are a beneficial owner, you may vote by submitting voting instructions to your broker or other nominee holding your shares. You should follow the instructions in the Notice of Availability or voting instructions provided by your broker or nominee in order to instruct your broker or nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may be voted in person or via the Internet at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

The Internet and telephone voting procedures are designed to verify stockholder’ identities, allow them to give voting instructions and confirm that their instructions have been recorded properly. Stockholders voting through the Internet should be aware that they may incur costs to access the Internet and that these costs will be at the expense of the stockholder.

Your vote is important, and we encourage you to vote promptly.

What does it mean if I receive more than one Notice of Availability or proxy card?

If you receive more than one Notice of Availability, proxy card or voting instruction form, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, you will need to be sure to vote once for each account.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by Internet and do not specify how you want to vote your shares, we will vote your shares:

•	FOR the election of each of the nine nominees to the Board;

•	FOR the approval, on an advisory basis, of the Say-on-Pay Proposal; and

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016.

When voting by telephone, stockholders can choose to submit their vote on each proposal or to vote per the Board’s recommendation.

Note: If you are a street name holder and fail to instruct your broker, bank, trust or other nominee how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed”. NYSE rules determine the circumstances under which member brokers of the NYSE may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. The applicable NYSE rules permit brokers to exercise discretion to vote uninstructed shares with respect to the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm. The rules do not permit member brokers to exercise discretion with respect to (i) the proposal to elect directors, or (ii) the Say-on-Pay Proposal. If the broker, bank, trust or other nominee is not permitted to exercise discretion, the uninstructed shares will be referred to as “broker non-votes”. For more information regarding the effect of broker non-votes on the outcome of the vote, see below under “How are votes counted?”.

Your vote is very important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters to be considered at the Annual Meeting.

Can I revoke my proxy and change my vote?

Yes, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. You may revoke your proxy and change your vote by:

•	submitting a later-dated and properly executed proxy card to our Corporate Secretary at the Company’s address listed above, which must be received by us before the time of the Annual Meeting;

•	by delivering a written notice of revocation to our Corporate Secretary at the Company’s address listed above, which must be received by us before the time of the Annual Meeting; or

•	by attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy that you have previously submitted.

If you voted through the Internet or by telephone, you may vote again over the Internet or by telephone up until 11:59 p.m. Eastern Time on Wednesday, June 24, 2015.

What vote is required to approve each item of business included in the Notice of Availability?

To be elected in an uncontested election, a director must receive a majority of the votes cast by holders of the outstanding shares of our Common Stock, present, in person or by proxy, at the Annual Meeting and who are entitled to vote on the election of directors. This means that the number of shares voted “FOR” a director must exceed the number of shares voted “Against” that director. In a contested election (an election in which the number of nominees for director is greater than the number of directors to be elected), the vote standard will be a plurality of votes cast.

With respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the Say-on-Pay Proposal, the affirmative vote of the holders of a majority of the votes cast by the holders of the outstanding shares of our Common Stock present, in person or by proxy, and entitled to vote at the 2015 Annual Meeting is required for the approval of those proposals.

How are votes counted?

You may vote “FOR”,  “AGAINST” or “ABSTAIN” for each nominee for the Board and on each of the other proposals.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. If you abstain from voting for one or more of the directors, this will have no effect on the election of those directors; however, directors must receive a majority of the votes cast to be elected (meaning the number of shares voted “For” a director must exceed the number of shares voted “Against” that director). If you abstain from voting on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm or the Say-on-Pay Proposal, this will also have no effect on those proposals.

Broker “non-votes” on any matter will not be considered as being present and entitled to vote for purposes of calculating the vote on such matter.

How does the Board of Directors recommend that I vote?

We are asking for your vote on the following proposals:

•	election of nine directors: Mark A. Cohn, Edwin J. Holman, Anne L. Jones, David A. Levin, William F. Sharpe, III, Paul L. Snyder, Patricia A. Stensrud, LuAnn Via and Lisa W. Wardell;

•	a non-binding Say-on-Pay advisory vote on the Company’s executive compensation program; and

•	ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending January 30, 2016.

Our Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors; “FOR” the Say-on-Pay Proposal; and “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending January 30, 2016. We are not aware of any other matters that will be voted on at the 2015 Annual Meeting. If any other business properly comes before the meeting, however, the persons named as proxies for stockholders will vote on those matters in a manner they consider appropriate.

Where can I find the voting results of the meeting?

We expect to announce preliminary voting results at the Annual Meeting. We plan to publish the final voting results in a Current Report on Form 8-K (“Form 8-K”) filed within four business days of the Annual Meeting. If final voting results are not available within the four business day timeframe, we plan to file a Form 8-K disclosing preliminary voting results within the required four business days, to be followed as soon as practicable by an amendment to the Form 8-K containing the final voting results.

Who will count the votes?

Broadridge Financial Solutions will count the votes and act as the inspector of election.

How can I attend the Annual Meeting?

All of our stockholders are invited to attend the Annual Meeting. We will not require tickets for admission to the Annual Meeting. However, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the Annual Meeting, if you attend in person. You may also attend the Annual Meeting by participating at www.virtualshareholdermeeting.com/CBK2015 and providing your control number that is on your Notice of Availability or on your proxy card if you receive materials by mail. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the Annual Meeting. A brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership. No cameras, cellular phones, pagers or personal computing devices will be allowed to be used during the meeting, and all attendees are expected to comply with the rules of conduct for the Annual Meeting, which will be made available to those attending, whether in person or online.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will remain valid and may be voted when the Annual Meeting is convened or reconvened. You may change or revoke your proxy until it is voted.

Will your independent registered public accounting firm participate in the Annual Meeting?

Yes. Our independent registered public accounting firm is KPMG LLP. A representative of KPMG LLP will be present at the Annual Meeting, available to answer any questions you may have and will have the opportunity to make a statement.

Are members of the Board required to attend the Annual Meeting?

Directors are encouraged, but not required, to attend the Annual Meeting. All eight of our then-current Board members attended the 2014 Annual Meeting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name. We have retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies for a fee of approximately $10,000 plus associated costs and expenses. We also will reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries or director fees) for these services.

ITEM 1 — ELECTION OF DIRECTORS

Our Board of Directors currently has nine members. All of the current directors’ terms expire as of the Annual Meeting.

All of the current members of the Board, Mark A. Cohn, Edwin J. Holman, Anne L. Jones, David A. Levin, William F. Sharpe, III, Paul L. Snyder, Patricia A. Stensrud, LuAnn Via and Lisa W. Wardell, have been nominated by the Board upon the recommendation of the Governance and Nominating Committee for election to the Board to serve until the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee if one is selected by the Board.  Alternatively, the Board, at its option, may reduce the number of directors that are nominated for election.

The Company’s by-laws require directors to be elected by a majority of votes cast with respect to such director in uncontested elections (meaning, the number of shares voted “For” a director must exceed the number of votes cast “Against” that director). In a contested election (an election in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Under the Company’s by-laws, if an incumbent director is not elected by majority vote in an uncontested election, the director will promptly tender his or her resignation to the Board of Directors. The Governance and Nominating Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors will act on the resignation, taking into account the Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days following certification of the election results. If such incumbent director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected or his or her earlier resignation or removal.

Board Recommendation

The Board recommends a vote FOR the election of Mark A. Cohn, Edwin J. Holman, Anne L. Jones, David A. Levin, William F. Sharpe, III, Paul L. Snyder, Patricia A. Stensrud, LuAnn Via and Lisa W. Wardell. Proxies will be voted FOR the election of the nine nominees, unless otherwise specified.

Below is biographical information for each of the director nominees.

Director Nominees for Terms Ending in 2016

Mark A. Cohn, 58, has served as one of our directors since October 2006. Mr. Cohn is currently the President and Chief Executive Officer of Aspirity Energy, LLC. He is also Chairman of Third Season, LLC, a position he has held since founding the company in 2003. During 2010, he was also the Managing Director and Chief Executive Officer of Dorado Ocean Resources Limited, a deep ocean mining company. From 2003 to 2009, he served as Chief Executive Officer of Second Act, an e-commerce company focused on the resale of consumer electronics. Mr. Cohn served as Chairman, President and Chief Executive Officer of Intelefilm Corporation from October 2001 to August 2002. Mr. Cohn was founder and Chief Executive Officer of Damark International, Inc., a consumer catalog company, from its inception in 1986 until February 2001. Mr. Cohn currently serves as a governor of Twin Cities Power Holdings, LLC.

Mr. Cohn has significant business expertise, having successfully founded and taken public Damark International, Inc. and having served as its Chief Executive Officer for over 15 years. Over the last quarter century he has gained experience in, among other areas, consumer direct merchandising and marketing, including catalog, direct response television and print segments. Since 1995, he has served, virtually uninterrupted, as either the chief executive officer or as a board member for eCommerce retailing businesses. His experience as a chief executive officer of two publicly held companies and as a board member at a number of public, private and non-profit companies provides him a valuable perspective on many of the issues the Company faces and positions him well to serve as a member of our Board, the Compensation Committee and the Governance & Nominating Committee.

Edwin J. Holman, 68, has served as one of our directors since April 2015. He served as interim chief executive officer of The Pantry, Inc. from October 5, 2011 until March 5, 2012. Previously he served as chairman and chief executive officer of Macy’s Central (2004-2009), a division of Macy’s Inc. He served as President and Chief Executive Officer of Galyans Trading Company, a public company (2003-2004). He also served in senior executive positions at a variety of retailers, including Bloomingdale’s; the Rich’s/Lazarus/ Goldsmiths divisions of Federated Department Stores, Inc.; Petrie Retail, Inc.; Woodward & Lothrop; The Carter Hawley Hale Stores; and The Neiman Marcus Group. Mr. Holman has been a member of the Board of Directors of La-Z-Boy, Inc. since 2010. Mr. Holman previously served as a director on the boards of several other public companies, including the Pantry, Inc. (2005-2014), Office Max (2003) and Circle International (1994-2000).

Mr. Holman has an extensive executive, financial and operational background. He is a successful retail executive, with over 40 years of experience in the department store and specialty retail field. He also has considerable experience as a Chief Executive Officer and Chief Operating Officer of both public and privately held companies which, together with his broad experience as a director at a number of public companies, positions him well to serve as a member of our Board.

Anne L. Jones,  69, has served as one of our directors since January 2000. Since 1979, Ms. Jones has served as Chief Executive Officer of Jones Consulting Group, Inc., an organizational and strategic planning consulting firm serving public and private companies. In 2000, Ms. Jones partnered to form BancPlan, LLC and developed an internet-based strategic assessment tool to assist the banking industry in the strategic planning process. Ms. Jones served as President and Chief Executive Officer of BancPlan LLC from 2000 to 2005. Prior to that, Ms. Jones served in various sales and product development capacities with IBM Corporation (“IBM”) from 1968 to 1979. Ms. Jones serves as Vice Chair on the board of the Jones Family Foundation, Red Wing, Minnesota, a position she has held since January 2000.

Ms. Jones has significant business, sales, product development and management experience, which she attained through her various roles and responsibilities at IBM and as Chief Executive Officer of BancPlan, LLC. She is a successful entrepreneur who has founded two private companies and she currently leads her own organizational and strategic planning consulting firm, working with both public and privately held companies of various sizes. Ms. Jones’ service as a director at the Company for more than ten years, as well as at a variety of non-profit and civic organizations, together with her business background, provides business, governance, organizational and strategic planning expertise to our Board and makes her a valued member of the Compensation Committee, and the Governance and Nominating Committee, which she chairs.

David A. Levin, 63, has served as one of our directors since May 2012. Mr. Levin is currently the President and Chief Executive Officer of Destination XL Group, Inc. (“DLXG”), the largest specialty retailer of big and tall men’s apparel, a position he has held since April 2000. From 1999 to 2000, he served as the Executive Vice President of eOutlet.com. Mr. Levin was President of Camp Coleman, a division of The Coleman Company, from 1998 to 1999. Prior to that, Mr. Levin was President of Parade of Shoes, a division of J. Baker, Inc., from 1995 to 1997. Mr. Levin was also President of Prestige Fragrance & Cosmetics, a division of Revlon, Inc., from 1991 to 1995. Mr. Levin currently serves on the board of DLXG.

Mr. Levin has over 30 years of experience in the retail industry, including more than ten years of operational experience as Chief Executive Officer of DLXG, which provides the Board with valuable insight into the marketing, merchandising and operational issues the Company faces. He also provides critical insight into the specialty retail business. Mr. Levin has public company experience, having been in both an executive and director role at DLXG for more than ten years, which experience positions him well to serve as a member of our Board and the Compensation Committee, which he chairs.

William F. Sharpe, III,  52, has served as one of our directors since May 2012. Since September 2009, Mr. Sharpe has served as a Partner and Managing Director of Quetico Partners, LLC, a boutique investment banking firm. From July 2007 to August 2009, he was Chief Operating Officer and a Managing Director of Lazard Middle Market, a subsidiary of Lazard, Ltd. which provides advice on mergers and acquisitions, restructuring, and public and private capital raising to the middle market, following the acquisition by Lazard, Freres & Company of Goldsmith Agio Helms & Lynner, LLC (“Goldsmith-Agio”). He was with Goldsmith-Agio, a private investment banking firm, from February 1998 to July 2007, most recently serving as Chief Operating Officer and Managing Director from 2002 to July 2007.

Mr. Sharpe brings considerable business, investment banking and corporate experience to our Board, having served as an investment banker to both public and private companies in multiple industries for approximately 15 years. In addition to his work experience, Mr. Sharpe also has a strong financial and educational background. Mr. Sharpe’s experience as a board and committee member at both private and non-profit companies, together with his broad investment banking, corporate and financial background, positions him well to serve as a member of our Board, the Audit Committee and the Compensation Committee. Mr. Sharpe meets the definition of an “audit committee financial expert” as established by the SEC.

Paul L. Snyder,  66, has served as one of our directors since May 2010 and was elected as the Non-Executive Chair of our Board in January 2012. Mr. Snyder retired in 2009 after 39 years with KPMG, a global accounting firm, most recently serving as KPMG’s Midwest Area Managing Partner in Chicago, Illinois from 2002 to 2009. He is also a past member of KPMG’s United States Board of Directors, as well as KPMG’s Americas Board of Directors.

Mr. Snyder brings to our Board extensive business and management experience gained from his 28 years as an audit partner at KPMG, serving numerous public companies and various business sectors, as well as from his significant leadership positions at that firm. Mr. Snyder also brings to the Board extensive experience dealing with and overseeing the implementation of accounting principles and financial reporting rules and regulations. His service on private and non-profit boards, together with his management and accounting expertise, make him a valued member of our Board, the Audit Committee, and the Governance and Nominating Committee, and an effective Non-Executive Chair. Mr. Snyder meets the definition of an “audit committee financial expert” as established by the SEC.

Patricia A. Stensrud,  67, has served as one of our directors since May 2012. Since May 2011, Ms. Stensrud has served as President of A&H Manufacturing, a worldwide package design and manufacturing company with operations in the United States, the People’s Republic of China and the United Kingdom. From January 2006 to April 2011, she served as the founder and managing partner of Hudson Rivers Partners, LLC, a company focused on private real estate investment and advisory due diligence for various merger and acquisition initiatives. In November 2010, Ms. Stensrud co-founded The SilkRoute Strategists (“SilkRoute”), a consulting and advisory firm providing strategic branding development expertise in China. Ms. Stensrud served as President of the Women’s Sportswear Division of Tommy Hilfiger USA in 2005 and as the Chief Executive Officer of the Victoria + Co Division of the Jones Apparel Group from 1991 to 2002. Ms. Stensrud currently serves on the board of Crown Crafts, Inc.

Ms. Stensrud brings considerable women’s apparel and fashion accessories experience to our Board in her current capacity as President of A&H Worldwide, which serves major retailers and leading brands throughout North America, Europe and Asia,  and having served as President of the Women’s Sportswear Division of Tommy Hilfiger USA and Chief Executive Officer of the Victoria + Co Division of Jones Apparel Group. In addition, she has considerable business and management experience, having also held marketing and sales leadership positions at Avon, IBM and Hambrecht Terrell International, a retail architectural firm. She has gained extensive strategic advisory experience in acquisitions and brand development as a founder and principal for SilkRoute and Hudson River Partners and as a senior advisor to the Avalon Group, Ltd., an investment banking firm. Her extensive and broad experience, including her service on the boards of public, private and non-profit companies, provide her with valuable insight on a number of issues facing the Company and position her well to serve as a member of our Board, the Audit Committee, and the Governance and Nominating Committee. Ms. Stensrud meets the definition of “financially literate” as established by the SEC.

LuAnn Via,  61, has served as our President and Chief Executive Officer (“CEO”) and a director since November 2012. Ms. Via has over 30 years of retail and wholesale experience in a variety of channels, including extensive executive, merchandise, product development, sourcing and manufacturing responsibilities. From July 2008 until October 2012, Ms. Via served as President and Chief Executive Officer of Payless ShoeSource, Inc., a subsidiary of Collective Brands, Inc. Ms. Via also has specialty retail women’s experience, having served at Charming Shoppes, Inc. as a Group Divisional President for both the Lane Bryant and Cacique brands from June 2007 to July 2008 and as President of Catherines Stores, Inc., a Charming Shoppes subsidiary, from January 2006 to June 2007. Ms. Via was at Sears Holding Company from 2003 to 2006 as a Vice President, General Merchandise Manager and, from 1998 to 2003, she was Senior Vice President, General Merchandise Manager of Product Development at Saks, Inc. She also has a variety of other executive, merchandising, product development, sourcing and manufacturing experience, having previously worked at Federated Department Stores, The Shoebox/Shoe Gallery and Trade AM International, among others. Ms. Via currently serves on the board of MELA Sciences, Inc.

As President and CEO, Ms. Via is able to provide our Board with valuable insight regarding the Company’s operations, its management team and associates as a result of her day-to-day involvement with the Company. Ms. Via’s retail background and expertise make her uniquely well-qualified to serve on our Board. She provides valuable insight into the specialty retail business and plays a critical role in Board discussions regarding strategic planning and development for the Company, as well as day-to-day operational issues in a variety of areas, including sourcing, product development, marketing and manufacturing. Ms. Via also has public company experience through her service on the board of MELA Sciences, Inc.

Lisa W. Wardell,  45, has served as one of our directors since June 2011. Ms. Wardell has been the Executive Vice President and Chief Operating Officer of The RLJ Companies (“RLJ”), a diversified holding company with portfolio companies in the financial services, asset management, real estate, hospitality, professional sports, film production and gaming industries, since 2004. In her role at RLJ, Ms. Wardell has closed $60 million in automotive dealership acquisitions, served as the primary RLJ fundraiser for a $610 million money management fund and managed a hotel development project in West Africa. From February 2010 to October 2012, Ms. Wardell served as Chief Financial Officer of RLJ Acquisition, Inc., a special purpose acquisition company, which raised $140 million and completed the business combination of Image Entertainment, Inc. and Acorn Media Group to become RLJ Entertainment, Inc. Prior to joining RLJ, Ms. Wardell was a Principal at Katalyst Venture Partners, a private equity firm that invested in start-up technology companies in the media and communications industries, from 1999 to 2003. From 1998 to 1999, Ms. Wardell worked as a senior consultant for Accenture, a global management consulting, technology services and outsourcing company, in the company’s communications and technology strategic services practice. From 1994 to 1996, Ms. Wardell was an attorney with the Federal Communications Commission, where she worked in the commercial wireless division, spectrum auction and allocations, and PCS and cellular. Ms. Wardell is a member of the bar in the District of Columbia and Georgia. Ms. Wardell currently serves on the boards of DeVry, Inc. and RLJ Entertainment, Inc.

Ms. Wardell brings extensive experience to the Board as a senior business executive in private equity, operations and strategy and financial analysis, including mergers and acquisitions. Her previous experience in a legal capacity with a federal regulatory agency gives her valuable perspective on the issues that come before the Board, including business, legal, financial and regulatory matters. In addition, her business background and experience as a board and committee member at both public and private companies provides her with valuable insight on a number of issues facing the Company and positions her well to serve as a member of our Board and the Audit Committee, which she chairs. Ms. Wardell meets the definition of an “audit committee financial expert” as established by the SEC.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

The Board conducts its business through meetings and written consents of the Board and the following standing committees: Audit, Compensation, and Governance and Nominating. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.christopherandbanks.com—select the “For Investors” link and then the “Corporate Governance” link. Other corporate governance documents available on our website include our Corporate Governance Guidelines and Code of Conduct.

Code of Conduct

We have adopted a Code of Conduct applicable to all of our employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors shall meet the independence requirements of the NYSE. Under the NYSE rules, no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (directly, or as a partner, stockholder or officer of an organization that has a relationship with us).

In assessing the independence of our directors, the Board considers all of the business relationships between the Company and our directors and their respective affiliated companies. This review is based primarily on the Company’s review of its own records and on responses of the directors to questions in a questionnaire regarding employment, business, familial, compensation and other relationships with the Company and our management. Where relationships exist, the Board determines whether the relationship between the Company and the directors or the directors’ affiliated companies impairs the directors’ independence.

After consideration of the directors’ relationships with the Company, the Board has affirmatively determined, in accordance with the standards set forth in the Corporate Governance Guidelines, that none of the individuals serving as non-employee directors during Fiscal 2014 had a material relationship with us and that each of such non-employee directors (Mark A. Cohn, Anne L. Jones, David A. Levin, William F. Sharpe, III, Paul L. Snyder, Patricia A. Stensrud and Lisa W. Wardell) is independent.

Ms. LuAnn Via was not considered an independent director during her service on the Board during Fiscal 2014 because of her employment as our President and CEO. In addition, while Mr. Holman did not serve as a director in Fiscal 2014, the Board has affirmatively determined that he is independent.

Board Leadership Structure

The Board believes it is important to maintain flexibility in its board leadership structure and, therefore, has not mandated either the combination or separation of the positions of Chair of the Board and CEO. In 2005, we separated the two positions after the departure of our then CEO and Chair. Since that time, we have had a non-employee, independent director serve as Chair of the Board, other than from October 19, 2010 to January 10, 2011 when our Chair was also the Interim CEO. During this same period, Anne L. Jones served as our Lead Director. Given the demanding nature of both of the Chair and CEO positions, the Board believed, and continues to believe, that it is appropriate to have two different persons occupying each role. Our independent director Chair has the typical responsibilities of a Board Chair, including responsibility for setting Board agendas, chairing Board and stockholder meetings, liaising between the other members of the Board and members of senior management (including our CEO), and presiding over the sessions of Board meetings at which only the independent directors are present. Paul L. Snyder, one of our independent directors, has served as Chair of our Board since January 2012.

If in the future the two roles were to be combined, the Board believes it would likely appoint a lead independent director, given its view of the importance of strong independent leadership at the Board level.

Meetings of the Independent Directors

At both the Board and committee levels, our non-employee directors meet regularly in executive sessions in which our CEO and other members of management do not participate. Mr. Snyder, our Chair, serves as the presiding director of executive sessions of the Board, and the Chair of each committee serves as the presiding director at executive sessions of that committee. During Fiscal 2014, our non-employee directors met in executive sessions of the Board without management on four occasions. Each of the Board’s committees, on several or more occasions, held private sessions without management present.

Stock Ownership Guidelines

To provide a direct link between director and stockholders’ interests, the Board has established stock ownership guidelines for non-employee directors. Each director is expected to achieve and maintain stock ownership of stock having a value of two times the annual cash retainer (currently $96,000) by the third anniversary of the date he or she joined our Board. As of April 30, 2015, the Annual Meeting Record Date, all of the directors, other than Mr. Holman, who joined the Board in April 2015, met this stock ownership guideline and each director owned outright at least 25,000 shares of Company stock.

Term/Age Limits

The Board does not believe it is advisable to establish arbitrary term limits on a director’s service. The Board has a mandatory retirement age under which the director must complete his or her term before age 76. The Board has the authority to renominate a director who has reached her or his 76th birthday for another term due to special or extraordinary circumstances as determined by the Board. As part of its responsibilities, the Governance and Nominating Committee evaluates each incumbent director’s qualifications, performance and ability to continue to contribute productively before recommending the nomination of that director for an additional term.

Limitations on Board Service

Limitations on All Non-Employee Directors. Our Corporate Governance Guidelines provide that no member of the Board shall simultaneously serve on the board of directors of more than three public companies in addition to ours.

Limitations on Non-Employee Directors who are Chief Executive Officers of a Public Company. Our Corporate Governance Guidelines also provide that an independent director who is a chief executive officer of a public company shall not sit on the board of directors of more than three public companies as follows: (i) the Company; (ii) the company at which he or she serves as chief executive officer; and (iii) one other public company.

Limitations on the Company’s Officers. Our Corporate Governance Guidelines further provide that an officer of the Company may not serve on the board of directors of a public company unless the Company’s Board has reviewed and consented to, in advance, the officer serving on such board of directors.

A Company director is to notify the Chair of the Board prior to becoming a director of another public company, in order to avoid potential conflicts of interest and to address whether the aggregate number of directorships held by such director would interfere with his or her ability to carry out his or her responsibilities as one of our directors. In the event that the Board determines that the additional directorship constitutes a conflict of interest or interferes with such director’s ability to carry out his or her responsibilities as one of our directors, such director, upon the request of the Board, shall either offer his or her resignation or not accept the other directorship.

As of the date of this proxy statement, all of the Company’s director nominees were in compliance with the Corporate Governance Guidelines’ limitations on board service.

Board Involvement in Risk Oversight

The Company’s management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The Board’s responsibility is to monitor the Company’s risk management processes concerning the Company’s material risks and evaluating whether management has processes in place to address these material risks; the Board is not responsible, however, for defining or managing the Company’s various risks.

While the Board periodically reviews and discusses the overall risks the Company faces, as well as risk management and mitigation in the context of specific plans or projects being proposed or implemented, the Board also exercises its overall responsibility for risk oversight through its committees. The Audit Committee of the Board is primarily responsible for overseeing management’s processes for managing financial and operational risk at the Company. The Audit Committee also has primary responsibility at the Board level with respect to overseeing the management of risks relating to the reliability of our financial reporting processes and system of internal control. In connection with that responsibility, the Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the overall compensation and oversight of the work of the independent auditor. The Audit Committee meets with management and the independent auditor to review and discuss the annual audited and quarterly unaudited financial statements and reviews the integrity of our accounting and financial reporting processes and audits of our financial statements.

Similarly, the Compensation Committee of the Board oversees risks associated with its areas of responsibility, including the risks associated with our compensation programs, policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee has sole authority to retain and terminate its compensation consultants and is responsible for approving the overall compensation and oversight of the work of the compensation consultants. The Governance and Nominating Committee of the Board oversees risks associated with its areas of responsibility, including the risks associated with non-employee director compensation. In addition, the Governance and Nominating Committee periodically analyzes corporate governance practices in order to assist the Board in its risk oversight activities.

To keep the Board informed regarding the Company’s risk management efforts, management periodically reports to the Audit Committee, as well as to the Board, on risk management and mitigation activities. In addition, at each regular Board meeting, the Chair of each Board committee reports to the full Board regarding the matters discussed at any committee meetings held since the prior committee report to the Board.

We believe that the Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of management having responsibility for assessing and managing the Company’s risk exposure, and the Board, through the leadership of our independent Chair, and its committees providing oversight in connection with those efforts.

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MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

All of our directors and director nominees are encouraged to attend the annual meetings of our stockholders. All eight of our then-current directors attended the 2014 Annual Meeting of Stockholders.

The Board of Directors held seven meetings during Fiscal 2014. Each of the directors serving on the Board during Fiscal 2014 attended at least 86% or more of the aggregate number of the meetings of the Board (held during the period for which he or she had been a director) and meetings of the committees on which he or she served (held during the period for which he or she served). The attendance record for six of the eight directors was 100%.

Our Board has three committees: Audit, Compensation, and Governance and Nominating. As of April 30, 2015, the members and Chairs of those committees were:

Independent Directors	Audit	Compensation	Governance and Nominating
Mark A. Cohn		X	X
Edwin J. Holman
Anne L. Jones		X	Chair
David A. Levin		Chair
William F. Sharpe, III	X	X
Paul L. Snyder	X		X
Patricia A. Stensrud	X		X
Lisa W. Wardell	Chair

The Audit Committee

All Audit Committee members are “independent” under applicable NYSE listing standards and SEC rules and regulations. Our Board of Directors has determined that three members of the Audit Committee, Mr. Sharpe, Mr. Snyder and Ms. Wardell, meet the definition of an “audit committee financial expert” as established by the SEC, and that Ms. Stensrud, the fourth member of the Committee, meets the definition of “financially literate” as established by the SEC. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities relating to the quality and integrity of the financial reports of the Company. The Audit Committee has the sole authority to appoint, review and discharge our independent accountants, and has established procedures for the receipt, retention, response to and treatment of complaints regarding accounting, internal controls and audit matters. In addition, the Audit Committee is responsible for:

•	reviewing the scope, results, timing and costs of the audit with our independent accountants and reviewing the results of the annual audit examination and any accompanying management letters;

•

assessing the independence of the outside accountants on an annual basis, including receipt and review of a written report from the independent accountants regarding their independence consistent with the Independence Standards Board Standards;

•	reviewing and approving the services provided by the independent accountants;

•	overseeing the internal audit function; and

•	reviewing our significant accounting policies, financial results and earnings releases, and the adequacy of our internal controls and procedures.

The responsibilities of the Audit Committee are more fully described in the Audit Committee’s charter.

The Audit Committee held eight meetings during Fiscal 2014. The Audit Committee has engaged KPMG LLP as our independent registered public accountants for the fiscal year ending January 30, 2016 and is recommending that our stockholders ratify this selection at the Annual Meeting. The report of the Audit Committee is found on pages 46-47 of this proxy statement.

The Compensation Committee

All Compensation Committee members are “independent” under applicable NYSE listing standards. The Compensation Committee assists the Board in fulfilling its oversight responsibilities relating to executive compensation, employee compensation and benefit programs and plans, and leadership development and succession planning. In addition, the Compensation Committee is responsible for:

•	reviewing the performance of our CEO;

•	determining the compensation and benefits for our CEO and other executive officers;

•	establishing our compensation policies and practices;

•	administering our incentive compensation and stock plans, other than the equity plan applicable to our non-employee directors (which is administered by the Governance and Nominating Committee); and

•	approving the adoption of material changes to or the termination of our benefit plans.

The Compensation Committee has delegated authority to the CEO and the Senior Vice President, Human Resources to make awards to newly hired or promoted employees with respect to participation in the current fiscal year’s equity incentive program pursuant to guidelines approved by the Compensation Committee with respect to both the amount and type of awards such newly hired or promoted employees may be eligible to receive. This delegation expressly excludes the ability to make awards to the CEO and any of her direct management reports. It is also subject to an overall aggregate limit of 200,000 shares.

The Compensation Committee reviews and discusses with management the disclosures regarding executive compensation to be included in our annual proxy statement, and recommends to the Board inclusion of the “Compensation Discussion and Analysis” in  our annual proxy statement. The responsibilities of the Compensation Committee are more fully described in the Compensation Committee’s charter. For more information regarding the Compensation Committee’s process in setting compensation and the role played by our CEO in compensation decisions, please see “Compensation Discussion and Analysis”  below.

The Compensation Committee held eight meetings during Fiscal 2014. The “Compensation Committee Report” is found on page 36 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

Mr. Cohn, Ms. Jones, Mr. Levin and Mr. Sharpe served on the Compensation Committee in Fiscal 2014. None of the members of the Compensation Committee was or is an officer or employee of the Company. During Fiscal 2014, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee. Based on our review of the annual questionnaires completed by our directors and publicly-available information, we know of no relationship involving these individuals or our other directors which requires disclosure in this proxy statement as a “compensation committee interlock”.

The Governance and Nominating Committee

All members of the Governance and Nominating Committee are “independent” under applicable NYSE listing standards. The Governance and Nominating Committee serves in an advisory capacity to the Board on matters of organization and the conduct of Board activities. The Governance and Nominating Committee is responsible for:

•	identifying and recommending candidates for service on the Board;

•	staying abreast of corporate governance developments;

•	reviewing and revising our Corporate Governance Guidelines;

•	leading the Board in its annual review of the performance of the Board and the Board’s committees;

•	recommending members and the Chair for each Board committee;

•	periodically reviewing and making recommendations to the Board as to the size and composition of the Board and the criteria for selecting director nominees;

•	periodically reviewing and making recommendations to the Board regarding the role and responsibilities of the Board Chair;

•	periodically reviewing and making recommendations to the Board as to the cash and equity compensation of non-employee directors; and

•	periodically reviewing our Code of Conduct with our CEO and General Counsel to recommend any appropriate changes in the Code to the Board.

The responsibilities of the Governance and Nominating Committee are more fully described in the Committee’s charter.

The Governance and Nominating Committee will consider Board nominees recommended by stockholders that are submitted in accordance with the process described below under the caption “Procedures for Recommending, Nominating and Evaluating Director Candidates”.

The Governance and Nominating Committee held five meetings during Fiscal 2014.

Procedures for Contacting the Board

The Board has established a process for stockholders and other interested parties to send written communications to the Board, the non-management directors, a particular committee or to individual directors, as applicable. Such communications should be sent by U.S. mail addressed to:

Christopher & Banks Corporation Board of Directors
c/o Christopher & Banks Corporation
Attention: Corporate Secretary
2400 Xenium Lane North
Plymouth, MN 55441

The Board has instructed the Corporate Secretary to promptly forward all communications so received to the full Board, the non-management directors or the individual Board member(s) specifically addressed in the communication. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to the Audit Committee. Comments or questions regarding our compensation and benefit programs will be referred to the Compensation Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the Governance and Nominating Committee.

Depending on the subject matter, the Company’s Corporate Secretary will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example, where it is a request for information about our Company or if it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to a topic that is not relevant to the Board or a particular committee or is otherwise improper.

Procedures for Recommending, Nominating and Evaluating Director Candidates

Recommending Director Candidates for Nomination by the Board

The Governance and Nominating Committee will consider director candidates recommended by stockholders. A stockholder who wishes to recommend a director candidate for nomination by the Board at an annual meeting of stockholders or for vacancies of the Board that arise between annual meetings must provide the Governance and Nominating Committee with sufficient written documentation to permit a determination by the Board whether such candidate meets the required and desired director selection criteria set forth in our by-laws and our Corporate Governance Guidelines described below. Such documentation and the name of the director candidate should be sent by U.S. mail to:

Christopher & Banks Corporation Board of Directors
c/o Christopher & Banks Corporation
Attention: Corporate Secretary
2400 Xenium Lane North
Plymouth, MN 55441

Nominating Director Candidates

Under our by-laws, only persons nominated in accordance with the procedures set forth in the by-laws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the annual meeting at which your nominee will be considered. In accordance with our by-laws, stockholder director nominations must be made pursuant to notice delivered to or mailed and received at our principal executive offices at the address above, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made. Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors, or as otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The notice must contain (1) the name and address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made and (2) the class and number of shares owned by the stockholder and such beneficial owner.

Evaluating Director Candidates

Our Corporate Governance Guidelines require the Governance and Nominating Committee to consider several factors when evaluating the appropriate characteristics of candidates for service as a director. The Governance and Nominating Committee initially evaluates a prospective nominee based on his or her resume and other background information that has been provided to the Governance and Nominating Committee. At a minimum, director candidates must demonstrate high standards of ethics, integrity, independence, sound judgment, strength of character, and meaningful experience and skills in business or other appropriate endeavors. In addition to these minimum qualifications, the Governance and Nominating Committee considers other factors it deems appropriate based on the current needs and desires of the Board, including specific business and professional experience that is relevant to the Board’s needs, including, but not limited to, Board diversity. A member of the Governance and Nominating Committee will contact, for further review, those candidates who the Governance and Nominating Committee believes are qualified, who may fulfill a specific Board need and who would otherwise best make a contribution to the Board. The Governance and Nominating Committee is responsible for conducting, with the assistance of the Corporate Secretary, and subject to applicable law, any inquiries into the background and qualifications of the candidate. Based on the information the Governance and Nominating Committee learns during this process, it determines which nominee(s) to recommend to the Board to submit for election. The Governance and Nominating Committee uses a comparable process for evaluating all director candidates, regardless of the source of the recommendation.

The Governance and Nominating Committee is authorized to use, as it deems appropriate or necessary, an outside consultant to identify and screen potential director candidates. The firm of Spencer Stuart was used in Fiscal 2014 and earlier in Fiscal 2015 to identify or screen potential director candidates. The Governance and Nominating Committee will reassess the qualifications of a current director, including the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for re-election.

Compensation Program for Non-Employee Directors

The Governance and Nominating Committee is responsible for reviewing director compensation and making recommendations to the Board. The recommendations of the Governance and Nominating Committee are based on industry and peer group data, independent third party comparisons of director compensation and the Company’s past practices. Based on the Governance and Nominating Committee’s recommendations, our Board determines the compensation of our directors on an annual basis. Directors who are our employees do not receive compensation for their service as directors.

For Fiscal 2014, non-employee directors received an annual cash retainer of $48,000 for service on our Board, pro-rated in the event the non-employee director did not serve the entire fiscal year. Paul L. Snyder, as Chair of the Board, received an additional cash retainer of $65,000. The cash retainer fees are paid quarterly in arrears.

The Chairs of the Audit, Compensation, and Governance and Nominating Committees each received a retainer for Fiscal 2014 of $15,000, $10,000 and $7,500, respectively. For Fiscal 2014, the other members of the Audit Committee received an additional retainer of $9,000, the other members of the Compensation Committee received an additional retainer of $6,000, and the other members of the Governance and Nominating Committee received an additional retainer of $4,500, all of which were paid quarterly in arrears.

In 2013, the Company’s stockholders approved the 2013 Directors’ Equity Incentive Plan (the “2013 Directors Plan”). The 2013 Directors Plan is administered by the Governance and Nominating Committee and the Board. They have broad powers to: (i) establish rules for the administration of the 2013 Directors Plan; (ii) select the participants in the 2013 Directors Plan; (iii) determine the types of awards to be granted and the number of shares covered by such awards; and (iv) set the terms and conditions of such awards.

In October 2008, the Board adopted the Christopher & Banks Corporation Non-Employee Director Deferred Stock Plan (the “Deferred Stock Plan”), which provides an opportunity for non-employee members of the Board to voluntarily defer receipt of shares of our common stock granted by the Company in connection with the performance of their services as a director in return for the right to receive such shares at a later date (such right considered a “stock unit”). When a director elects to defer shares and receives a stock unit reflecting such deferral and a cash dividend is subsequently paid on our shares of common stock, a cash payment that would have been payable on the number of shares equal to the number of stock units credited to that director’s account is paid to such director on or about the dividend payment date. The Company last paid a dividend in October 2011.

In addition to the cash retainer, we also grant equity awards to our non-employee directors in order to further align their interests with those of our stockholders. Effective June 26, 2014, each non-employee director received shares of restricted stock issued under the 2013 Directors Plan approximating $70,000 in value based on the closing price of our stock on the NYSE on that date. The shares of restricted stock vest on the earlier of June 26, 2015 or the date of the 2015 Annual Meeting of Stockholders and holders of restricted stock have all voting rights of stockholders. No stock options were granted to non-employee directors in or for Fiscal 2014.

Non-Employee Director Compensation for Fiscal 2014

The following table sets forth the cash and non-cash compensation awarded to or earned by each person who served as a non-employee director during Fiscal 2014.

	Fees Earned
	or Paid in	Stock Awards	Option	All Other
Name	Cash ($) (1)	($) (2)	Awards ($) (3)	Compensation ($)	Total ($)
Mark A. Cohn	60,500	70,000	—	—	130,500
Anne L. Jones	61,500	70,000	—	—	131,500
David A. Levin	56,000	70,000	—	—	126,000
William F. Sharpe, III	63,000	70,000	—	—	133,000
Paul L. Snyder	126,500	70,000	—	—	196,500
Patricia A. Stensrud	61,500	70,000	—	—	131,500
Lisa W. Wardell	63,000	70,000	—	—	133,000

(1)	The amounts in this column consist of cash fees paid to the non-employee directors as described in “Compensation Program for Non-Employee Directors” above.

(2)

Effective on June 26, 2014, following her or his election as a director at the Company’s 2014 Annual Meeting of Stockholders, each non-employee director received 7,874 shares of restricted stock with a grant date fair value of $70,000. The amounts in this column represent the grant date fair values of the restricted stock made in Fiscal 2014 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Share-Based Payment”  (“ASC 718”), based on the closing share price of one share of our common stock on the NYSE on the date of grant: $8.89 (June 26, 2014). Additional information related to the calculation of the grant date fair values is set forth in Note 9 of the Notes to the Consolidated Financial Statements included in our Report on Form 10-K for the period ended January 31, 2015 (the “10-K Report”).

(3)	The number of stock options held by the non-employee directors on January 31, 2015 was as follows: Mr. Cohn (70,000), Ms. Jones (66,000), Mr. Snyder (27,000) and Ms. Wardell (14,000).

Director Education and Expense Reimbursement

The Company’s director education policy encourages all members of the Board to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and best practices relevant to the Board, as well as their specific committee assignments. The director education policy provides for a fixed amount that the Company will pay or reimburse directors for the costs associated with attending director education programs every two fiscal years. We also provide an in-house orientation program for our new directors and periodically provide updates on relevant topics of interest to our Board and committees. We also pay for or reimburse directors for travel expenses related to attending Board and committee meetings.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis we describe the executive compensation philosophy and programs we have implemented to help achieve the Company’s performance objectives and serve the long-term interests of our stockholders. We also discuss the compensation decisions made by the Compensation Committee (the “Committee”) and the factors considered in making those decisions with respect to Fiscal 2014. This Compensation Discussion and Analysis focuses on the compensation of our Named Executive Officers (“NEOs”) for Fiscal 2014, who were:

Executive Officers	Title as of January 31, 2015
LuAnn Via	President and Chief Executive Officer
Peter G. Michielutti	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Monica L. Dahl	Senior Vice President, Marketing, Omni-Channel and Public Relations
Luke R. Komarek	Senior Vice President, General Counsel and Corporate Secretary
Michelle L. Rice	Senior Vice President, Store Operations

Fiscal  Year 2014 Financial Performance

In Fiscal 2014, we operated in a challenging environment for retail. Despite these challenges, the Company delivered positive operating results, including the following highlights:

_______________

(1)	Includes $3.6 million of expense associated with an error correction in deferred rent expense.

(2)	Includes $2.2 million, or $0.06 per diluted share, of expense associated with an error correction in deferred rent expense.

(3)	Includes the $1.09 per diluted share impact of the Company’s reversal in the fourth quarter of the tax valuation allowance related to deferred income taxes.

Other financial highlights for Fiscal 2014 include:

•	net sales of $418.6 million as compared to $435.8 million in Fiscal 2013;

•	52 stores with net sales of $1.0 million or more, compared to 31, 21 and 4 in Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively;

•	an increase of 3.5% in net sales per store and of 7.4% in gross margin per store, as compared to Fiscal 2013; and

•	a 65 basis point increase in gross profit margin, as compared to Fiscal 2013.

A more detailed description of the Company’s Fiscal 2014 performance can be found in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as filed with the SEC.

Fiscal 2014 Compensation Highlights

•	100% of the equity grants to NEOs consisted of performance-based stock units with multi-year performance periods.

•

The Committee established challenging performance metrics under the Company’s incentive programs. By way of example, under the Fiscal 2014 Annual Incentive Program (“FY14 AIP”), the Threshold (entry point) for each of the three performance metrics (Operating Income, Gross Margin Return on Inventory and Net Sales) exceeded the Company’s performance in Fiscal 2013 with respect to that metric.

•

No annual incentive compensation was awarded under the Fiscal 2014 annual incentive program, reflecting the Committee’s pay-for-performance philosophy, as the Company did not achieve the Threshold performance level for any of the program’s three metrics.

•	Salary increases for the NEOs averaged 4.5% in total, excluding the increases associated with promotions and expanded roles of two of the NEOs as discussed on page 25.

•

Revised the compensation peer group, reflecting adjustments based on the annual review of the group and the key factors used to select the group, and due to the delisting of several companies in our peer group.

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Executive Compensation Practices

The table below highlights our current compensation practices which we have implemented because we believe they drive performance. It also highlights the practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

Executive Compensation Practices We Have Implemented (What We Do)	Executive Compensation Practices We Have Not Implemented (What We Don’t Do)
Pay-for-Performance. We tie pay to performance by ensuring that a significant portion of compensation is performance-based and at-risk.	Employment Agreements. We do not have employment contracts, except with our CEO.

Peer Group Review. We review our executive compensation peer group annually to ensure that it represents a relevant comparator set of companies. In addition, the Committee uses market data to assess the competitiveness of our executive pay program relative to our peer group of companies and the retail industry generally.

No Executive-Only Benefits. We do not provide a supplemental executive retirement plan, deferred compensation plan or health program that provides extra benefits to the NEOs.
Independent Compensation Consultant. The Committee benefits from an independent compensation consultant.	No Tax Gross-Ups. We do not provide tax gross-ups on any of the severance or perquisites that we provide.

Risk Mitigation. We mitigate undue compensation risk by placing substantial emphasis on long-term equity incentives that include clawback provisions under certain circumstances. We also cap bonus payouts under the annual cash incentive program and equity awards under the long-term incentive program (“LTIP”).

No Repricing. We expressly prohibit repricing and cash buyouts of underwater stock options and stock appreciation rights.

Performance-Based Equity and Double Triggers. Our Fiscal Year 2014 LTIP program consisted entirely of performance-based stock units and our performance-based equity grants require a “double trigger” to accelerate vesting after a change-in-control.

Limited Perquisites. We do not provide or reimburse executives for tax planning, country club memberships or spousal travel. We provide only nominal perquisites consisting of a car allowance to our CEO and a leased car to one of our NEOs.

Annual Stockholder Say-on-Pay. Because we value our stockholders’ input about our executive compensation programs, our Board has chosen to provide stockholders with the opportunity each year to vote to approve, on a non-binding, advisory basis, the compensation of the NEOs as described in our proxy statement.

No Trading without Pre-Approval. No executive officer may trade in our stock without the pre-approval of our General Counsel and Chief Financial Officer. Further,  our executive officers are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without the pre-approval of our General Counsel and Chief Financial Officer.

Burn Rate Commitment. In connection with the adoption of the 2014 Stock Incentive Plan by the Company’s stockholders last year, the Board committed to not approving or authorizing equity incentive grants that would cause the Company to exceed an average gross burn rate of 4.16% over the three-year period of Fiscal 2014 to Fiscal 2016.

No Other Services by Independent Compensation Consultant. The Committee’s independent compensation consulting firm does not provide other services to the Company.
Stock Ownership Guidelines. We have adopted stock ownership guidelines to align management and stockholder interests.	No Hedging, Pledging of Stock. We expressly prohibit hedging, pledging and the use of margin accounts related to our stock.

Results of Advisory Vote to Approve Named Executive Officer Compensation

At our recent annual stockholder meetings, our stockholders have had the opportunity to cast an advisory vote to approve our NEOs’ compensation. At our 2014 annual meeting of stockholders, held on June 26, 2014, our stockholders approved our Fiscal 2013 compensation awarded to our NEOs, with approximately 98.3% of the votes cast in favor of the proposal. This follows a vote of 94.6% in favor at our 2013 annual stockholders’ meeting. We believe that the outcome of our 2014 say-on-pay vote reflects stockholders’ support of our compensation approach. We value the opinions of our stockholders and consider the outcome of say-on-pay votes when making compensation decisions for our NEOs. Notwithstanding this strong support, during Fiscal 2014, the Committee continued its practice of periodically reviewing all elements of our current compensation program to ensure that the overall design continues to support the Company’s financial and strategic objectives.

The Committee will continue to take into account the outcome of the Company’s say-on-pay proposals when making future compensation decisions. The Committee also expects to continue to refine the Company’s executive compensation program in response to emerging best practices in executive compensation, as well as the Company’s evolving business strategies and operating goals.

Executive Compensation Philosophy

Our executive compensation decisions are influenced by a variety of factors, with the primary goals being to align management’s and stockholders’ interests and to link pay with performance. As a retail company, we operate in a highly competitive and challenging industry. The Committee believes that our compensation program should be designed: (i) to provide a total compensation opportunity necessary to both attract and retain talented and experienced key executives; and (ii) to reward individual performance in a manner designed to promote the financial and operating success of the Company.

The Committee is guided by the following key objectives and reward philosophies in the design and implementation of our executive compensation program:

•

Competitive Compensation Opportunity. Our compensation program is designed to provide a total compensation opportunity that collectively approximates the median total compensation opportunity of our peer group companies for the comparable position, if the Company meets the performance goals established by the Committee. While this basic tenet of our compensation philosophy has not changed, we have made modifications the past several years to reflect the challenges our business has experienced and our improving financial performance.

•

Pay for Performance. Our compensation program is intended to motivate our executive officers, including the NEOs, to drive our business and financial results, and is designed to reward both annual financial and operating performance, as well as improved performance over a longer period of time. A considerable portion of each executive’s total potential compensation consists of at-risk pay that is expressly conditioned upon the achievement of pre-established financial objectives and performance criteria.

•

Alignment with Stockholders. By providing to our executive officers cash and stock incentives that constitute a meaningful part of their total compensation, we believe that our executive officers’ interests are closely aligned with the interests of our stockholders. Our compensation program is intended to motivate and reward our executive officers to drive improved performance, which should, in turn, lead to the enhancement of long-term stockholder value.

Our compensation program is dynamic and a reflection of the changing marketplace in which we compete. We believe it appropriately balances the factors described above with our goals of attracting, motivating, rewarding and retaining our executives and promoting the financial and operating success of the Company. To ensure management’s interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a considerable portion of our NEOs’ compensation is at-risk.

Effective performance by our executive officers and management team is essential to achieving our goals of increasing stockholder value through improved profitability and sales growth, as outlined in the Company’s  long-term growth plan. To maximize alignment with stockholders’ interests, we tie a significant portion of our NEOs’ compensation to the Company’s actual performance, including through the form of equity-based compensation. For our CEO, the specific components of total direct compensation for Fiscal 2014 shown below include one-third of the multi-year employee inducement award of 1.5 million stock options that vests ratably over a three-year period, valued at its grant date fair value. The first chart below shows that 68% of Ms. Via’s Fiscal 2014 total target compensation was at-risk, representing both equity in the form of stock options that vest over a multi-year period and performance-based annual incentive compensation. As 100% of Ms. Via’s long-term incentive award was granted in stock options, she will only realize a payout to the extent that the Company’s stock price exceeds the price at grant. This compares to approximately 66% on average for the CEO’s in our compensation peer group who were granted stock options and/or performance shares or units. The second chart below illustrates the specific components of our other NEOs’ average total direct compensation for Fiscal 2014. The chart shows that an average of 58% of our other NEOs’ Fiscal 2014 compensation was at-risk, with performance-based equity comprising 100% of their long-term incentive compensation and performance-based annual incentive compensation comprising 37% of their total cash compensation. The components depicted below are more fully described beginning on page 25.

Our executive compensation program has a substantial emphasis placed on incentive compensation (both annual and multi-year), which aligns the compensation of our executives to the achievement of our financial objectives, including our long-term growth plan. We believe this emphasis creates the necessary incentives to attract and retain top quality executive talent now and in the future. The Committee will continue to focus on performance factors when evaluating our executive compensation program, in order to ensure that the relationship among Company performance, our stockholders’ interests and our executives’ compensation remains strong.

Elements of Executive Compensation Program

Overview

This section describes the major elements of our compensation program for the NEOs and discusses the objectives, processes and decisions underlying the compensation of the NEOs. The Compensation Discussion and Analysis should be read together with the executive compensation tables and related footnotes found later in this proxy statement.

The principal elements of our executive compensation program for Fiscal 2014 are described below. Each element fulfills one or more of our objectives of paying for performance; aligning our executives’ interests with those of our stockholders; and attracting, motivating, rewarding and retaining a high-performing executive team:

•	base salary;

•	annual cash incentives; and

•	long-term equity incentives.

While we also provide benefits and limited executive perquisites, they are either consistent with those provided to other eligible full-time employees or of limited economic value.

The Committee is composed entirely of independent directors, as determined under the applicable SEC and NYSE rules and Section 162(m) of the Internal Revenue Code. The Committee oversees our executive compensation and benefits policies and oversees and sets the compensation for the NEOs, except that the compensation of the CEO is recommended by the Committee and approved by the non-executive members of the Board. The Committee annually reviews the components of compensation for our CEO and other executive officers. In making its compensation decisions, the Committee takes into account the recommendations of the Chief Executive Officer as to compensation, including salary adjustments, annual cash incentive opportunities and equity award levels, to be awarded to the other NEOs. Other than providing such recommendations, our CEO does not participate in the Committee’s decisions regarding executive compensation. All such decisions are made by the Committee.

Base Salary

We establish base salaries at levels designed to enable us to attract and retain talented executives and to reward those executives for consistent high performance over a sustained time period. We determine executive base salaries based on the executive’s role, experience and individual performance, and also consider market data for similar positions among companies we deem to be comparable within our industry and among our compensation peer group. Annual merit increases are not automatic or guaranteed. Rather, merit increases for NEOs, other than the CEO, are based on annual evaluations of their performance by the Committee, with input and recommendations from our CEO, as well as the Company’s performance and outlook for the upcoming fiscal year. Any merit increase for our CEO is determined by our Board based on the recommendation of the Committee, following its evaluation of the CEO’s performance.

In February 2014, the Committee (and in the case of Ms. Via, the Board) approved the following Fiscal 2014 base salaries for our NEOs who are currently serving as executive officers:

		Fiscal 2014 Merit Increases
Name	Position	FY13 Salary ($000)	FY14 Salary ($000)	Percentage Increase
LuAnn Via	President and Chief Executive Officer	$800	$850	6.25%
Peter G. Michielutti (1)	Executive Vice President, COO and CFO	$365	$390	6.85%
Monica L. Dahl (1)	Senior Vice President, Marketing, Omni-Channel & Public Relations	$290	$296	2.10%
Luke R. Komarek	Senior Vice President, General Counsel & Corporate Secretary	$284	$295	3.90%
Michelle L. Rice	Senior Vice President, Store Operations	$275	$285	3.60%

_______________

(1)In connection with his promotion to Executive Vice President, Chief Operating Officer and Chief Financial Officer (“EVP, COO & CFO”) in July 2014, Mr. Michielutti received an increase in his annual salary of $110,000 or 28%, for a total base salary of $500,000. In connection with her promotion to Senior Vice President, Marketing, Omni-Channel and Public Relations in November 2014, Ms. Dahl received an increase of $54,000 or 18%, for a total base salary of $350,000. In each case, the increase in salary was to reflect the additional scope and responsibilities associated with the promotion and to position the salary such that it approximates the median salary for comparable positions based on competitive market data provided by the Committee’s independent compensation consultant. In addition, in connection with the increases, the Committee determined that neither Ms. Dahl nor Mr. Michielutti would be eligible for a merit increase until Fiscal 2016.

The salary increases for the NEOs reflect recognition of their individual performance and their overall contributions to the strategic direction of the Company, as well as market data for comparable positions.

Annual Incentive Program (“AIP”) Compensation

Overview. AIP compensation is performance-based, at-risk compensation intended to motivate and reward executives for the attainment of goals that are measured over annual time horizons. In 2014, the Committee adopted, and our stockholders approved, the Christopher & Banks 2014 Annual Incentive Plan for our employees (the “Annual Incentive Plan”). The primary objective of our Annual Incentive Plan is to provide annual cash incentives for our key employees to achieve our strategic goals. This is consistent with our pay-for-performance philosophy. Historically under our annual incentive programs, our Committee annually sets one or more financial goals or metrics against which actual results for the fiscal year are measured to determine whether, and in what amounts, incentive bonuses would be paid.

FY14 AIP Design. The design of the Company’s  FY14 AIP was focused on rewarding continued improvement in our financial performance. The design reflected that (i) the Company’s annual operating plan was estimated to generate an increase in operating income in Fiscal 2014; (ii) given the Company’s  continued focus on sales and income growth, the awards at “Target” performance should be aligned with market-based levels; (iii) a challenging FY14 AIP would be both a significant motivation tool for NEOs, as well as other members of management; and (iv) there would be an appropriate allocation of earnings between stockholders (through reinvestment in the Company) and employees based on the FY14 AIP’s metrics and the potential amount of the incentive awards. All of the NEOs were participants in the FY14 AIP.

FY14 AIP Performance Metrics and Results. In approving the FY14 AIP, the Committee selected the following three performance metrics, which were identified as being key components underlying the achievement of the Company’s operating plan for Fiscal 2014:

•	Operating Income (excluding extraordinary items, whether positive or negative and weighted at 60%);

•	Gross Margin Return on Inventory (“GMROI”) (weighted at 30%); and

•	Net Sales (weighted at 10%).

In order to establish an appropriate relationship between actual Company performance and the executives’ realized AIP compensation, a Threshold (entry point) and Target for each metric were established. In addition, a Maximum performance objective was established for the Operating Income metric.

The Target performance level for each metric represented achievement of the Company’s annual operating plan as approved by the Board. The Threshold performance level or entry point for Operating Income represented nearly twice the amount of Operating Income the Company achieved in Fiscal 2013 and approximately 61% of the Operating Income Target under the FY14 AIP.  The Threshold for each of the GMROI and Net Sales performance metrics were also above the Company’s Fiscal 2013 performance and represented 96% and 97% of the Target performance level, respectively.

The Committee desired to place a significant portion of a participating NEO’s annual target compensation at risk, aligning the NEO’s compensation with the Company’s performance, and thereby also aligning his or her compensation with our stockholders’ interests. Under the FY14 AIP design, payouts could have ranged from zero to 200% of an eligible participant’s annual salary.

The table below shows the annual cash incentive amount as a percent of annual salary that the NEOs listed below would earn at Threshold, Target and Maximum. This represents their realizable pay under the FY14 AIP.

	Below Threshold	Threshold	Target	Maximum
LuAnn Via	0%	25.00%	100%	200%
Peter G. Michielutti (1)	0%	18.75%	75%	150%
Monica Dahl	0%	12.50%	50%	100%
Luke R. Komarek	0%	12.50%	50%	100%
Michelle L. Rice	0%	12.50%	50%	100%

_______________

(1)The percentages listed reflect Mr. Michielutti’s potential bonus opportunity following his promotion to EVP, COO & CFO in July 2014.

Actual Performance versus  FY14 AIP Metrics

The following table reflects the Company’s performance in Fiscal 2014 as compared to the metrics under the FY14 AIP.

_______________

(1)	Excludes the $3.6 million of expense associated with an error correction in deferred rent expense, as the Operating Income definition excluded positive and negative extraordinary items.

As reflected by the charts, the Company did not meet any of the Threshold performance measures under the FY14 AIP. Therefore, none of the NEOs received any incentive compensation under the FY14 AIP.

Long-Term Equity Incentive Compensation

Program Design for Long-Term Equity Incentives. The primary objectives of our long-term equity incentive program are to:

•

align executive interests with stockholder interests by conditioning a significant portion of the executive’s incentive compensation on the Company’s performance, ensuring that realized compensation reflects changes in stockholder value over time;

•	attract, motivate, reward and retain key executives in a competitive market for talent; and

•	reward our executives for long-term stock price appreciation, rather than focusing solely on short-term financial success, thereby mitigating incentives for management to pursue short-term objectives.

In general, the Committee reviews whether to grant long-term equity incentive awards to our executive officers shortly following each fiscal year-end. To the extent it approves such awards, the Committee typically grants them effective as of the first full day of trading on the NYSE following the issuance of our financial results for the prior fiscal year.

Pursuant to the terms of her employment agreement, Ms. Via was not eligible to receive a long-term equity incentive award in Fiscal 2014.

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The equity grants in Fiscal 2014 to NEOs, other than our CEO, under the Long-Term Incentive Program (“FY14 LTIP”) consisted entirely of performance-based restricted stock units, intended to reinforce the Committee’s pay-for-performance philosophy and to encourage these NEOs to focus on the Company’s long-term financial goals.

There were two awards. The first award, which represented 40% of the total award value, has a two-year performance period. The second award, which represented 60% of the total award value, has a three-year performance period. Each award has three performance metrics:

•	Operating Margin as a Percent of Sales during the last fiscal year of the performance period (weighted at 50%);

•	Compounded Annual Net Sales Growth Rate for the performance period (weighted at 30%); and

•	Total Shareholder Return (“TSR”) for the performance period as compared to a select group of specialty retailers (weighted at 20%).

For each metric, a Threshold, Target and Maximum was established, with a 50% payout at Threshold, a 100% payout at Target and a 200% payout at Maximum. The number of units earned for performance between Threshold, Target and Maximum levels are to be linearly interpolated. In order for there to be a payout under any of the metrics for either the two- or three-year performance period, a minimum Operating Margin threshold must be achieved. Following completion of the performance period and that fiscal year’s audit by the Company’s independent registered public accounting firm and a determination by the Committee that all or a portion of the units shall vest, a corresponding number of shares of common stock shall be issued to the award recipient.

The Committee’s practice for determining equity grants for our executive officers is to determine the value of compensation that it desires to provide in the form of equity, both as part of the total target compensation for that NEO and, in the aggregate, to all NEOs. As part of this process, our CEO, with input from the Committee’s independent compensation consultant and the Senior Vice President, Human Resources, recommends to the Committee, for executives other than the CEO, the award level and types of equity awards. The Committee then reviews the Chief Executive Officer’s recommendations and considers the value of such awards to each of the NEOs, as well as the criteria described below under “Analysis”.

Our Board has adopted a policy with respect to the granting of awards of options, restricted stock and performance-based stock or units under our equity incentive plans that specifies that grants to our executive officers may only be made in or become effective within an open trading window under our Stock Trading Policy. Exceptions are allowed for grants in connection with the hiring or promotion of an executive officer. In the case of an offer of employment, the grant may be approved in conjunction with the offer, but will not become effective until the first date of employment.

Analysis. Our Committee believes that the use of long-term equity incentives as a significant component of total compensation is consistent with our philosophy of aligning the interests of our executive officers with those of our stockholders and our pay-for-performance philosophy. The determination of the targeted value of equity awards at the time of grant includes consideration by the Committee of the executive officer’s level of responsibility, competitive market data, the costs and potential dilution to stockholders of the program, recent and projected financial performance, targeted total compensation and incentive and retention objectives.

For Fiscal 2014, all of the equity awards granted to the NEOs were part of the annual equity awards granted in March 2014, except for additional awards made in August 2014 to Mr. Michielutti in connection with his promotion to EVP, COO & CFO. The specific number of performance-based restricted stock units that were granted to each of the NEOs in Fiscal 2014 is set forth in the “Grants of Plan-Based Awards for Fiscal 2014” table in this proxy statement.

The equity awards granted under the Fiscal 2014 long-term equity incentive program to NEOs approximated, both individually and in the aggregate, the median value of such awards for comparable retail positions based on competitive market data. These awards were entirely performance-based.

Total Fiscal 2014 Pay Mix at Target Financial Performance

The Committee does not have a specific policy for allocating between annual and long-term compensation or between cash and equity compensation. In Fiscal 2014, annual incentive compensation was in the form of cash, and all long-term compensation was in the form of equity. The charts which follow illustrate, for the CEO and for the other four NEOs in the aggregate, the manner in which (i) the overall pay mix at Target was allocated between performance and non-performance-based elements; (ii) performance-based compensation was allocated between annual and long-term elements at Target; and (iii) total direct compensation was allocated between cash and equity.

Fiscal 2014

Total Direct Compensation Mix at Target (1)

_______________

(1)

For purposes of the bar graphs, except where noted otherwise, “total direct compensation mix at Target” includes their actual salary earned, any cash incentive compensation payable at Target and the fair value at grant date of equity incentive compensation awarded to the NEO.

(2)

Represents the percentage resulting from dividing (A) the sum of annual cash incentives based on Target performance, if any, plus the value of performance-based equity awards as of the respective dates of grant, by (B) total direct compensation.

(3)

Represents the percentage resulting from dividing (A) the sum of actual salary earned plus any time-based restricted stock or other non-performance-based cash or equity incentives (valued as of their respective dates of grant) by (B) total direct compensation. For Fiscal 2014, none of the NEOs were awarded any time-based restricted stock or stock options and none received any non-performance-based cash incentive.

(4)

Represents the percentage resulting from dividing (A) annual performance-based incentives at Target by (B) the sum of annual performance-based incentives at Target plus the value of performance-based equity awards as of the date of grant.

(5)

Represents the percentage resulting from dividing (A) the value of performance-based equity awards (measured as of the date of grant) by (B) the value of annual performance-based incentives at Target plus the value of equity awards (all measured as of their respective dates of grant).

(6)	Represents the percentage resulting from dividing (A) actual base salary earned, plus any cash incentives paid by (B) total direct compensation.

(7)	Represents the percentage resulting from dividing (A) the value of long-term equity incentives (measured as of their respective dates of grant) by (B) total direct compensation.

(8)

For purposes of presentation and to reflect that it represented a multi-year award that vests pro rata over three years commencing November 26, 2013, one-third of the value of the long-term employee inducement stock option award made to Ms. Via in November 2012 has been included in the calculations.

Benefits and Perquisites

Primary Benefits. The NEOs are eligible to participate in the same employee benefit plans in which all other eligible full-time employees participate. These plans include medical, dental, life insurance, disability and a qualified retirement savings plan to which the Company made a discretionary matching contribution for calendar 2014 on behalf of participating employees, which included each of the NEOs. The Company does not maintain any benefit programs which are exclusive to executives (other than limited perquisites and severance agreements discussed below.)

Perquisites. Perquisites represent a nominal component of our overall executive compensation program. Our NEOs are primarily compensated with cash and equity and not perquisites. The Committee does not view perquisites to be an important element of the executive compensation program. Pursuant to the terms of her employment agreement, Ms. Via received a monthly auto allowance totaling $12,000 for Fiscal 2014. Ms. Rice received the benefit of a Company-leased vehicle for Fiscal 2014 valued at $4,544. Detailed information regarding the personal benefits and perquisites paid to the NEOs in Fiscal 2014 is provided in footnote 5 to the “Summary Compensation Table” in this proxy statement.

Compensation Methodology

Peer Group

The Fiscal 2014 peer group used by the Committee in establishing Fiscal 2014 compensation at the beginning of the fiscal year consisted of the following 16 companies:

• American Apparel, Inc.	• Citi Trends, Inc.	• Francesca’s Holdings Corp.
• bebe stores, inc.	• Coldwater Creek, Inc.	• Lululemon Athletica, Inc.
• Body Central Corp.	• dELiA*s	• New York & Company, Inc.
• The Buckle, Inc.	• Destination Maternity Corporation	• Wet Seal, Inc.
• Cache, Inc.	• Destination XL Group, Inc.	• Zumiez, Inc.
• The Cato Corporation

The Committee, with the assistance of its independent compensation consultant, periodically reviews the peer group that it uses to benchmark our NEOs’ compensation and revises it as circumstances warrant. Following the engagement of a new compensation consultant in mid-2014, the Committee reviewed its peer group. In connection with that review, the following changes were made in response to recommendations made by the compensation consultant:

•	Five companies were removed from the peer group: American Apparel, Body Central, Coldwater Creek, dELiA*s and Lululemon Athletica; and

•	Three companies were added to the peer group: Shoe Carnival, Tilly’s and Vera Bradley.

Use of External Consultants

The Committee has typically retained an external, independent compensation consultant for objective advice and assistance on executive compensation matters. In mid-2014, the Committee, with the assistance of management, evaluated proposals from several firms, including the Company’s then current compensation consultant, Pearl Meyer & Partners (“PM&P”).  At the conclusion of that process, the Committee selected the Hay Group (“Hay”) as its compensation consultant. Hay reports directly to the Committee and the Committee may replace Hay or hire additional consultants at any time. Hay advises the Committee, as did its predecessor PM&P, on issues pertaining to executive compensation, including the assessment of market-based compensation levels, the selection of our peer group, our pay positioning relative to the market, the mix of pay, incentive plan design and other executive employment matters. Hay provides its advice based, in part, on prevailing and emerging market practices and its own proprietary retail survey data, as well as our specific business context. The Committee retains sole authority to hire Hay, approve its compensation and the appropriate funding by the Company for such compensation, determine the nature and scope of its services, evaluate its performance and terminate its engagement. Neither Hay nor PM&P performed any other services for the Company in Fiscal 2014.

The Committee annually assesses the independence of its external compensation consultant(s), taking into account the following factors:

•	the provision of other services to the Company, if any, by such consultant;

•	the amount of fees received from the Company by the consultant as a percentage of such consultant’s total revenue;

•	the consultant’s policies and procedures that are designed to prevent conflicts of interest;

•	any business or personal relationship between the individuals at the consulting firm that are performing consulting services for the Company and the members of the Committee;

•	any ownership of Company stock by the individuals at the consulting firm that are performing consulting services for the Committee; and

•	any business or personal relationship between the consultant or any other employee at the consulting firm that are performing services for the Company and an executive officer of the Company.

Both PM&P and Hay have provided the Committee with appropriate assurances and confirmation of their independent status. The Committee believes that both Hay and PM&P have been independent throughout their service to the Committee and that there is no conflict of interest between either Hay or PM&P and the Committee.

Executive Evaluation Process

The Committee and the Board review our CEO’s performance against pre-established financial, operational, strategic and individual objectives for the prior fiscal year. Our CEO is responsible for sharing with the Board and the Committee her current year accomplishments in light of current year objectives, as well as proposed objectives for the upcoming year. The Committee reviews the CEO’s accomplishments, objectives and overall performance, and reviews and discusses its observations with the Board. With respect to the CEO’s performance in Fiscal 2013, the Committee reported its findings to the Board and made recommendations to the Board regarding the CEO’s compensation. The Board then determined the CEO’s compensation, taking into account the Committee’s recommendation and its own review of the CEO’s performance. Our CEO does not play a role in determining her own compensation, other than discussing her annual performance review with the Chair of the Board and the Chair of the Committee and, subsequently, with the Compensation Committee and/or the Board.

The Committee consults with the CEO concerning the performance of other executive officers, including each of the other NEOs, and the Committee approves the compensation of such officers, taking into account the recommendations of the CEO and input from the Board and the Committee’s independent compensation consultant. Our CEO and Senior Vice President, Human Resources assist the Committee in reaching compensation decisions regarding executives other than themselves. Executive officers do not play a role in determining their own compensation, other than discussing their annual performance reviews with their managers and making recommendations for the Committee’s approval regarding performance goals under our AIP and LTIP programs. The Committee reviews the recommendations and approves the AIP and LTIP programs in such form as it determines, in its sole discretion, to be in the best interests of our stockholders.

Compensation Recovery “Clawback” Policy

Once the SEC issues final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the Committee plans to adopt a policy regarding retroactive adjustments to cash or equity-based incentive compensation paid to the executive officers where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. At such time, the Committee will adopt a compensation recovery (“clawback”) policy covering the annual and long-term incentive award plans and arrangements. Notwithstanding the above, since Fiscal 2011 all of the equity awards granted to NEOs expressly provide that the equity grant and delivery of any common stock pursuant to the equity agreement are subject to any clawback policies the Company may adopt in compliance with the Dodd-Frank Act.

Prohibition on Derivatives Trading and Hedging and Pledging of Our Securities

Our Stock Trading Policy prohibits all directors and employees, including the NEOs, from trading in any puts, calls, covered calls or other derivative products involving any Company securities. Additionally, our policy prohibits these individuals from engaging in any hedging transactions with respect to any Company securities, which includes the purchase of certain instruments (including “cashless collars”, forward sales contracts, equity swaps or any other similar instruments) designed to hedge, monetize or offset any decrease in the market value of such securities. The policy also prohibits our employees and directors from pledging, or using as collateral, Company securities in order to secure personal loans or obligations, which includes holding shares of Company stock in a margin account.

Stock Ownership Guidelines

We believe that our executive officers should have a significant financial stake in the Company to ensure that their interests are aligned with those of our stockholders. To that end, we have adopted stock ownership guidelines that define ownership expectations for our executive officers. Under these guidelines, executive officers are expected to own shares of our common stock at certain minimum levels within five years of becoming an executive officer.

Although compliance is not mandatory, it may be taken into consideration when evaluating future equity-based grants to executive officers. By the fifth year of service as an executive officer, these guidelines call for:

•	the CEO to hold shares of our common stock equal in value to at least one times her annual salary,

•	each Executive Vice President to hold shares of our common stock equal in value to at least .75 times his or her annual salary, and

•	each Senior Vice President to hold shares of our common stock equal in value to at least .5 times his or her annual salary.

The Committee intends to continue its practice of periodically reviewing the stock ownership guidelines in conjunction with future equity incentive programs and its overall compensation strategy. As of April 30, 2015, only two NEOs, Monica Dahl and Luke Komarek, have served as an executive officer for five years or more. Based on the number of shares of our common stock owned by Ms. Dahl and Mr. Komarek, and the closing price of the Company’s stock on April 30, 2015, each of Ms. Dahl and Mr. Komarek met the applicable ownership guideline on that date. The other NEOs, including the CEO, are making progress towards the stock ownership goals. The number of shares owned by each NEO is set forth under the heading “Beneficial Ownership of Directors, Director Nominees and Executive Officers” beginning on page 48.

The Board has also established stock ownership guidelines for non-employee directors, which are discussed on page 11.

Section 162(m) Policy

Under Section 162(m) of the Internal Revenue Code, we must meet specified requirements related to our performance and must obtain stockholder approval of certain compensation arrangements in order for us to deduct fully, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain NEOs. At the 2014 Annual Meeting of Stockholders, the Company’s stockholders approved the Christopher & Banks Corporation 2014 Annual Incentive Plan. That plan includes specific performance criteria. Therefore incentive awards granted under that plan are deemed to meet the requirements of Section 162(m). The Committee believes that any compensation paid, pursuant to grants made, in accordance with the terms of the Christopher & Banks Corporation 2014 Annual Incentive Plan will be deductible for federal income tax purposes.

The stockholders also approved the 2014 Stock Incentive Plan at the 2014 Annual Meeting of Stockholders.  Therefore, the Committee believes that compensation attributable to stock options, stock appreciation rights and other performance awards made in accordance with the terms of the 2014 Stock Incentive Plan will be deductible for federal income tax purposes.

The compensation paid in Fiscal 2014 subject to the Section 162(m) cap did not exceed $1,000,000 for any of the NEOs. Therefore, all such compensation should be deductible for federal income tax purposes.

The Committee intends to continue its practice of paying competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of the Company and our stockholders. The Committee, therefore, may choose to provide compensation to our executive officers that is not deductible under Section 162(m), if it deems such compensation to be in the best interests of the Company and our stockholders.

Employment and Severance Agreements with Named Executive Officers

Other than Ms. Via, none of the NEOs has an employment agreement with the Company.

Employment Agreement with LuAnn Via

In connection with the Company’s successful search for a new President and Chief Executive Officer, the Company entered into, as of October 29, 2012, an employment agreement with Ms. Via (the “Via Agreement”). The Company and Ms. Via amended the Via Agreement effective May 2, 2013 (the “May 2013 Amendments”) and also amended the Agreement on June 26, 2014 (the “June 2014 Amendments”). The principal terms of the Via Agreement, as amended by the May 2013 Amendments and the June 2014 Amendments, are as follows:

•

Term. The Via Agreement commenced on November 26, 2012 and ends on January 28, 2017 (the last day of Fiscal 2016), with one-year extensions thereafter, unless either party exercises a right to terminate the Via Agreement.

•	Annual Compensation. The main elements of Ms. Via’s annual compensation are as follows:

o

Base Salary. An annual base salary of $850,000 through January 31, 2015. Thereafter, Ms. Via’s salary will be reviewed annually by the Compensation Committee and any adjustments will be determined by the Board in its sole discretion. Ms. Via’s base salary may not be reduced during the term of her agreement without Ms. Via’s consent, unless such reduction is made on substantially similar terms for all senior executives.

o

Annual Bonus Opportunity.  For Fiscal 2014 and subsequent fiscal years, Ms. Via will be eligible for a bonus under the Company’s annual incentive program. The target annual bonus opportunity will be equal to 100% of her then-current base salary, with the maximum and threshold bonus levels to be set by the Committee, or the Board, in the ordinary course of its annual compensation deliberations. The bonus shall be earned at the close of the relevant fiscal year and will be paid to Ms. Via regardless of whether she is employed on the date the bonus is actually paid, so long as she is employed on the last day of the relevant fiscal year.

o

Long-Term Equity Incentive Opportunity. Due to the granting of a long-term incentive inducement award described below, Ms. Via will not be eligible to receive long-term incentive equity awards until the fiscal year beginning January 31, 2016. Such awards will be determined by the Committee, or the Board, in the ordinary course of its annual compensation deliberations and shall be at a level reasonably comparable to the median equity awards to chief executive officers in the Company’s compensation peer group, as determined by the Board in good faith.

o	Benefits and Perquisites. Ms. Via will also be eligible to participate in all existing benefit plans generally available to the Company’s employees and to receive an annual car allowance of $12,000.

o	Other Public Company Board Service. Ms. Via may not serve on more than two other public company boards in addition to her service on the Company’s Board.

•

Inducement Awards and Bonuses. To induce Ms. Via to join the Company, as well as in lieu of potentially forgone compensation, the Company granted to Ms. Via certain inducement and bonus awards including the following:

o

a make-whole cash bonus of $300,000 in lieu of a potential forgone annual performance cash award from her prior employer. As provided in the May 2013 Amendments, Ms. Via agreed to forgo and irrevocably waive the $300,000 make-whole bonus;

o

an annual incentive inducement award for Fiscal 2013, consisting of a non-qualified stock option to purchase 500,000 shares of the Company’s common stock at an exercise price of $3.43, which option became exercisable in full on February 1, 2014; and

o

a long-term incentive inducement award, consisting of a non-qualified stock option to purchase 1.5 million shares of the Company’s common stock at an exercise price of $3.43. The option vested as to 500,000 shares on November 26, 2013 and on November 26, 2014, and vests as to 500,000 shares on November 26, 2015, assuming Ms. Via remains employed as Chief Executive Officer on such date, with vesting accelerated in the event of a “change-in-control” of the Company, as defined in the stock option agreement. This long-term incentive stock award was made with the understanding that it is intended to be in lieu of any future grants of long-term equity awards to Ms. Via through January 30, 2016.

•

Employment Transition Absent a Change-in-Control. In the event that Ms. Via’s employment with the Company is terminated without “cause” or she voluntarily resigns for “good reason”, in each case, in the absence of a “change-in-control” of the Company, as such terms are defined in the Via Agreement, Ms. Via will be entitled to receive a severance payment equal to one times her annual base salary. Ms. Via will also be entitled to receive payments equivalent to her cost of COBRA insurance premiums for a period not to exceed 18 months after her employment termination. The severance payment is conditioned upon Ms. Via entering into, and not rescinding, a release of claims against the Company. The Company has agreed to continue the one-times base salary severance commitment to Ms. Via for so long as she remains employed by the Company. Ms. Via will not receive any tax gross-up payment in connection with this severance payment.

•

Change-in-Control. In the event of Ms. Via’s termination by the Company without cause or her voluntary resignation for good reason upon or within twelve months after a change-in-control of the Company, Ms. Via would be entitled to receive cash severance in an amount equal to two times the sum of her annual base salary plus her “on-target” bonus. Ms. Via will also be entitled to receive payments equivalent to her cost of COBRA insurance premiums for a period not to exceed 18 months after her employment termination. Ms. Via will not receive any tax gross-up payment in connection with this severance payment. In addition, the unvested portion of Ms. Via’s long-term incentive inducement award to purchase 1.5 million shares of the Company’s common stock becomes fully exercisable upon a change-in-control (1.0 million shares subject to such option have already fully vested).

•

Restrictive Covenants. In consideration for the payments and benefits provided under the Via Agreement, Ms. Via agreed to certain restrictive covenants to protect the Company, including restrictions on post-termination disclosure of confidential information, competitive activity and solicitation of the Company’s employees. Ms. Via also agreed and acknowledged that she will be subject to the Company’s current, and future, performance award recoupment (i.e., clawback) policies as they relate to her performance-based awards. As provided in the June 2014 Amendments, in the event Ms. Via resigns without good reason following a change-in-control, Ms. Via will not be due any severance under the Agreement and the non-compete provisions of the Agreement shall not apply.

In assessing and determining the appropriate types, amounts and level of compensation for Ms. Via in connection with her hiring, the Committee considered a variety of information and data. This included compensation guidelines and reference points prepared by PM&P, including an analysis of compensation for chief executive officers within the Company’s  then-applicable compensation peer group, and the comparable base salary, target annual incentive, total target cash, total target direct compensation and long-term incentives at those companies. The Committee intended to provide total target compensation approximating the median based upon the data reviewed and considered, and a competitive compensation package that addressed Ms. Via’s compensation arrangements, including those likely to be foregone. There was also considerable emphasis on pay-for-performance and stock appreciation over a three-year period, as part of the Company’s continuing efforts to improve its financial performance and return to profitability on a long-term basis.

Severance Agreements

Severance benefits are part of our overall compensation philosophy, in order both to attract and retain highly qualified key executives and to provide competitive total compensation. The Committee considers severance benefits to be an important element of a competitive compensation package but does not consider severance benefits to be a significant factor in determining annual total compensation.

In April 2011, the Company entered into severance agreements with Ms. Dahl, Mr. Komarek and Ms. Rice. The severance agreements provide that the executive officer is and remains an at-will employee and thus may be terminated at any time with or without “cause”, as such term is defined in the agreement. If the executive officer is terminated without cause and executes a general release of claims in favor of the Company, the Company will be obligated to pay the executive a severance payment in the aggregate equal to six months of the executive's current salary or, if greater, six months of the executive's highest annual salary at any time during the twelve months preceding the date of termination. The Company also agrees to pay the Company portion of any COBRA health and dental premiums for the six-month severance period, unless the executive is eligible for a government subsidy with respect to such COBRA benefits. The agreement also contains a provision prohibiting the executive officer, during the period of his or her employment and for a one-year period after the date his or her employment with the Company ends, from (i) engaging in certain competitive activities; (ii) soliciting employees to either leave their employment with the Company or its affiliates or to establish a relationship with a “Competitor” (as such term is defined in the agreement); and (iii) soliciting, engaging or inducing a vendor or supplier of the Company or its affiliates to sever or materially alter its relationship with the Company or to establish a relationship with a Competitor.

In connection with the expiration of Mr. Michielutti’s one-year employment agreement, in January 2013, the Company entered into a severance agreement with Mr. Michielutti upon terms comparable to those described in the preceding paragraph. The terms of Ms. Via’s severance arrangements under her employment agreement are described above under “Employment Agreement with LuAnn Via”.

For information regarding the amounts of severance, if any, each NEO would have received under the applicable agreements based on a hypothetical termination date of January 31, 2015, the last day of Fiscal 2014, see “Payments Upon Termination or Change-in-Control” on pages 42-44.

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Compensation Committee Report

The Committee has reviewed and discussed the “Compensation Discussion and Analysis” section set forth above with our management. Based on this review and discussion with management, the Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in this proxy statement and in our Report on Form 10-K for the period ended January 31, 2015.

Members of the Compensation Committee

David A. Levin, Chair
Mark A. Cohn
Anne L. Jones
William F. Sharpe, III

Compensation Risk Analysis

During each of the past several fiscal years, the Committee has actively engaged in reviewing and modifying aspects of the Company’s executive compensation program in light of the current business environment and the Company’s recent and projected financial performance. As part of that analysis, the Committee has considered and discussed potential risks that could arise from the Company’s compensation policies and practices and the extent to which any of those risks could reasonably likely have a material adverse effect on the Company. Based on that review and analysis, the Committee believes that the Company’s compensation program reflects an appropriate mix of compensation elements that balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles. The following items illustrate this point:

•	all members of the Committee are independent within the meaning of the NYSE listing standards;

•	the Committee has engaged and received advice from an independent compensation consultant;

•	we establish goals and objectives in our incentive programs that the Committee believes are reasonable and can be achieved by our executive officers without taking undue risks for the Company;

•	our incentives typically provide for a defined range of payout opportunities and the potential award value is capped (typically at no more than 200% of the award value at target);

•	total direct compensation opportunity includes long-term, equity-based incentive awards with vesting schedules that fully materialize over several years;

•	the Committee retains the ability under the Company’s 2014 Annual Incentive Plan to alter, suspend or discontinue a participant’s rights with respect to a potential annual incentive award;

•	we review and determine annually the design of our annual incentive and equity award programs, including any applicable financial performance goals under such programs;

•

our Stock Trading Policy requires our executives to pre-clear trades in our stock and prohibits our executives from hedging the Company’s stock, pledging the Company’s stock or engaging in transactions involving derivative products related to the Company’s stock;

•	we provide in our performance-based equity agreements that the grant and delivery of equity is subject to any clawback policies adopted by the Company;

•

we grant equity incentive awards annually with multi-year vesting or performance periods, so executives typically have equity awards that are unvested and which could decrease significantly in value if our business is not managed for the long-term;

•	ethical behaviors are a component of the core values section of our annual performance assessment; and

•	we provide periodic training on our Code of Conduct to educate our employees as to appropriate behaviors and the consequences of taking inappropriate actions.

Based on the above combination of items, the Committee believes that (i) our executives are encouraged to manage the Company prudently, and (ii) our incentive programs are designed in a manner to encourage our senior business leaders not to take risks that are inconsistent with the Company’s best interests or are reasonably likely to have a material adverse effect on the Company.

Compensation Tables

Summary Compensation Table

The following table shows the cash and non-cash compensation for Fiscal 2014 and the previous two fiscal years that was awarded to or earned by individuals who served as our Chief Executive Officer or Chief Financial Officer during Fiscal 2014 and each of our three other most highly compensated executive officers who were serving as executive officers at the end of Fiscal 2014 (the “NEOs”). Fiscal 2014 was a 52-week period; Fiscal 2013 was a 52-week period; and Fiscal 2012 was a 53-week period.

				Stock		Option		Non-Equity	All Other
	Fiscal	Salary	Bonus	Awards		Awards		Incentive Plan	Compensation	Total
Name and Principal Position	Year	($)	($) (1)	($) (2)		($) (3)		Compensation (4)	($) (5)	($)
LuAnn Via	2014	842,308	—	—		—		—	18,500	860,808
President and Chief Executive Officer (6)	2013	800,000	—	—		—		—	46,496	846,496
	2012	153,846	200,000	—		3,751,900	(7)	—	32,817	4,138,563

Peter G. Michielutti	2014	436,923	—	457,483	(9)	—		—	5,082	899,488
Executive Vice President, COO and CFO (8)	2013	362,692	365,000	52,500		52,501		301,833	1,351	1,135,877
	2012	275,962	—	72,200	(9)	22,092		—	—	370,254

Monica L. Dahl	2014	308,154	—	170,947	(9)	—		—	6,500	485,601
Senior Vice President, Marketing,	2013	289,231	290,000	35,500		35,501		200,582	969	851,783
Omni-Channel and Public Relations	2012	295,972	—	42,750	(9)	42,748		—	—	381,470

Luke R. Komarek	2014	293,308	—	170,947	(9)	—		—	6,019	470,274
Senior Vice President,	2013	282,677	284,000	34,500		34,501		196,037	2,632	834,347
General Counsel and Corporate Secretary	2012	285,992	—	41,309	(9)	41,308		—	—	368,609

Michelle L. Rice	2014	283,462	—	128,210	(9)	—		—	5,533	417,205
Senior Vice President,	2013	273,461	275,000	33,000		33,001		189,646	3,812	807,920
Store Operations	2012	274,923	—	39,751	(9)	39,748		—	5,916	360,338

_______________

(1)

The bonus included in this column reflects a signing bonus paid to Ms. Via per her employment agreement. It also includes retention payments paid to the other NEOs in July 2013. The retention payments were made in connection with a management retention plan adopted in July 2012 in response to an unsolicited offer to acquire the Company, which the Board, the Committee and the prior Chief Executive Officer recognized to be highly disruptive to the Company’s daily operations and which could cause certain key members of management to consider other employment opportunities. In July 2012, the Committee approved a management retention plan (the “Retention Plan”) and the entry into retention agreements issued pursuant to the Retention Plan for certain members of management, other than the Chief Executive Officer at the time, including Mr. Michielutti, Ms. Dahl, Mr. Komarek and Ms. Rice. The Retention Plan was intended to ensure that the most critical members of management, as identified and recommended by the then-Chief Executive Officer, remained fully engaged and focused on driving improved performance at the Company for the benefit of the Company’s stockholders. The retention agreements provided for a lump sum cash award to be paid on July 5, 2013. The amount of the award paid to each of the NEOs in July 2013 equaled the NEO’s annualized base salary, without regard to bonuses and other incentive compensation, as in effect immediately prior to the payment.

(2)

The amounts shown in this column represent the grant date fair values of the performance-based and/or time-based restricted stock awards made in Fiscal 2014, Fiscal 2013 and Fiscal 2012, calculated in accordance with ASC 718 based on the closing share price of our common stock on the date of grant. Additional information related to the calculation of the grant date fair value is set forth in Note 9 of the Notes to the Consolidated Financial Statements included in our 10-K Report.

(3)

The amounts shown in this column represent the grant date fair values of non-qualified stock option awards. In accordance with ASC 718, the grant date fair values for these awards have been determined using the Black-Scholes method and were based on the assumptions presented in Note 9 of the Notes to the Consolidated Financial Statements included in our 10-K Report.

(4)	The amounts shown in this column represent amounts awarded and earned under the Company’s annual incentive plan for Fiscal 2013.

(5)	All other compensation for Fiscal 2014 consisted of the following:

	Auto Allowance/		401(k) Matching
Name	Car Lease		Contributions (A)	Total
LuAnn Via	12,000		6,500	18,500
Peter G. Michielutti	—		5,082	5,082
Monica L. Dahl	—		6,500	6,500
Luke R. Komarek	—		6,019	6,019
Michelle L. Rice	4,544	(B)	989	5,533

_______________

(A)

Represents the amount of the Company’s discretionary matching contributions to the Company’s 401(k) Plan, including the amount of the contribution, if any, that was paid directly to the individual in order for the 401(k) Plan to meet the Actual Contribution Percentage Test prescribed by the Department of Treasury.

(B)	Represents the taxable amount added to Ms. Rice’s income based on personal use of a vehicle leased by the Company for her use.

(6)	Ms. Via became President and Chief Executive Officer on November 26, 2012.

(7)

In connection with being named President and Chief Executive Officer, Ms. Via was granted options to purchase 2,000,000 shares of the Company’s common stock at a price of $3.43 per share. The options were granted outside of the terms of the 2005 Stock Plan in reliance on the employment inducement award exemption under NYSE Rule 303A.08.

(8)

Mr. Michielutti became Senior Vice President, Chief Financial Officer on April 23, 2012 and was subsequently promoted to Executive Vice President, Chief Operating Officer and Chief Financial Officer effective July 31, 2014.

(9)

The amounts represent grant date fair values of the target payout amounts for performance-based restricted stock awards for Fiscal 2014 and Fiscal 2012. All of the Fiscal 2012 performance-based restricted stock awards were forfeited, as the performance target was not achieved.

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Grants of Plan-Based Awards for Fiscal 2014

The following table provides information regarding the grants of plan-based awards made to the NEOs during Fiscal 2014.

									All Other
									Stock	All Other
									Awards:	Option Awards:		Grant Date
			Estimated Future Payouts Under Non-			Estimated Future Payouts			Number of	Number of		Fair Value
			Equity Incentive Plan Awards (1)			Under Equity Incentive Plan Awards (2)			Shares of	Securities	Exercise or Base	of Stock
	Approval		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Price of Option	and Option
Name	Date	Grant Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)
LuAnn Via	N/A	N/A	210,577	842,308	1,684,616	—	—	—	—	—	—	—

Peter G.	2/19/2014	3/15/2014	—	—	—	19,230	38,460	76,920	—	—	—	—
Michielutti	7/31/2014	8/17/2014	—	—	—	13,601	27,203	54,406	—	—	—	—
	N/A	N/A	74,192	296,769	593,539	—	—	—	—	—	—	—

Monica L.	2/19/2014	3/15/2014	—	—	—	15,384	30,768	61,536	—	—	—	—
Dahl	N/A	N/A	38,519	154,077	308,154	—	—	—	—	—	—	—

Luke R.	2/19/2014	3/15/2014	—	—	—	15,384	30,768	61,536	—	—	—	—
Komarek	N/A	N/A	36,664	146,654	293,308	—	—	—	—	—	—	—

Michelle L.	2/19/2014	3/15/2014	—	—	—	11,538	23,076	46,152	—	—	—	—
Rice	N/A	N/A	35,433	141,731	28,346	—	—	—	—	—	—	—

_______________

(1)

The amounts in these columns show the potential payout, if any, for each NEO under the Fiscal 2014 annual incentive plan (calculated as a percent of the NEOs salary for the fiscal year) if the threshold, target or maximum goals are met for all three performance measures. These potential payouts are performance-driven and at-risk. See pages 25-27 for a description of the performance goals and the method of calculating potential payouts.

(2)

All awards in these columns were made pursuant to the 2005 Stock Plan, except for the awards on August 17, 2014 to Pete Michielutti, which were made pursuant to the 2014 Stock Incentive Plan. The amounts in these columns show the potential number of shares, if any, to be issued to the NEO under the Fiscal 2014 long-term equity incentive program if the Threshold, Target or Maximum goals are met for all three performance measures for both the two-year and three-year performance periods. See pages 27-28 for a description of the program.

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Outstanding Equity Awards at the End of Fiscal 2014

The following table sets forth certain information concerning equity awards held by each NEO as of the last day of Fiscal 2014.

	Option Awards					Stock Awards
											Equity Incentive
									Equity Incentive		Plan Awards:
									Plan Awards:		Market or
	Number of	Number of							Number of		Payout Value of
	Securities	Securities				Number of		Market Value of	Unearned		Unearned
	Underlying	Underlying				Shares of		Shares of	Shares, Units		Shares, Units
	Unexercised	Unexercised		Option	Option	Stock or Units		Stock or Units	or Other Rights		or Other Rights
	Options (#)	Options (#)		Exercise	Expiration	That Have Not		That Have Not	That Have Not		That Have Not
Name	Exercisable	Unexercisable		Price ($) (1)	Date	Vested (#)		Vested ($) (2)	Vested (#)		Vested ($) (2)
LuAnn Via	1,000,000	500,000	(3)	3.43	11/26/2022	—		—	—		—

Pete G. Michielutti	30,000	—		1.86	4/23/2022	—		—	—		—
	4,585	9,170	(4)	6.25	3/15/2023	—		—	—		—
	—	—		—	N/A	5,600	(5)	29,176	65,663	(6)	342,104

Monica L. Dahl	16,500	—		19.45	2/7/2016	—		—	—		—
	12,600	—		17.98	4/18/2017	—		—	—		—
	15,000	—		10.56	4/14/2018	—		—	—		—
	20,200	—		10.80	4/19/2020	—		—	—		—
	31,483	—		6.28	4/18/2021	—		—	—		—
	24,663	12,332	(7)	1.91	3/29/2022	—		—	—		—
	3,101	6,200	(4)	6.25	3/15/2023	—		—	—		—
	—	—		—	N/A	3,786	(5)	19,725	30,768	(6)	160,301

Luke R. Komarek	9,500	—		17.63	5/21/2017	—		—	—		—
	6,000	—		13.31	10/30/2017	—		—	—		—
	7,500	—		10.56	4/14/2018	—		—	—		—
	35,000	—		4.18	4/13/2019	—		—	—		—
	21,200	—		10.80	4/19/2020	—		—	—		—
	26,236	—		6.28	4/18/2021	—		—	—		—
	23,833	11,916	(7)	1.91	3/29/2022	—		—	—		—
	3,013	6,026	(4)	6.25	3/15/2023	—		—	—		—
	—	—		—	N/A	3,680	(5)	19,173	30,768	(6)	160,301

Michelle L. Rice	2,500	—		10.80	4/19/2020	—		—	—		—
	14,400	—		6.18	12/27/2020	—		—	—		—
	26,236	—		6.28	4/18/2021	—		—	—		—
	22,933	11,466	(7)	1.91	3/29/2022	—		—	—		—
	2,882	5,764	(4)	6.25	3/15/2023	—		—	—		—
	—	—		—	N/A	3,520	(5)	18,339	23,076	(6)	120,226

_______________

(1)	The option exercise prices in these columns are equal to the respective closing price of one share of the Company’s common stock on the NYSE on the date of grant of the related option.

(2)

The amounts in this column represents the number of shares of restricted stock indicated multiplied by the closing price of our common stock on the NYSE on January 30, 2015 ($5.21), the last business day of Fiscal 2014.

(3)	Options vest on November 26, 2015, assuming Ms. Via remains employed by the Company on such date.

(4)	Options vested as to one-half of the shares on March 15, 2015, and vest as to one-half of the shares on March 15, 2016, assuming the NEO remains employed by the Company on such date.

(5)	One-half of the restricted stock vested on March 15, 2015. An additional one-half of the restricted stock will vest on March 15, 2016, assuming the NEO remains employed by the Company on such date.

(6)

The shares of performance-based restricted stock are subject to forfeiture based on pre-determined corporate financial performance criteria for Fiscal 2014, Fiscal 2015 and Fiscal 2016, as discussed in the “Compensation Discussion and Analysis”. To the extent that the performance-based restrictions may lapse, the shares will lapse as follows: (i) 40% as of the date the performance-based restrictions lapse based on a determination that the two-year threshold financial performance has been met or exceeded, and (ii) 60% as of the date the performance-based restrictions lapse based upon a determination that the three-year threshold financial performance has been met or exceeded. Dividends, if declared, are not paid on performance-based restricted stock awards until the performance-based restrictions lapse, and then only with respect to the shares as to which the restrictions have lapsed.

(7)	Options vested on March 29, 2015.

Option Exercises and Stock Vested for Fiscal 2014

The following table sets forth certain information concerning any stock options exercised and restricted stock awards vested during Fiscal 2014 with respect to the NEOs.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($) (1)
LuAnn Via	500,000	2,665,000	—	—
Pete Michielutti	—	—	2,800	18,200
Monica L. Dahl	—	—	4,283	27,696
Luke Komarek	—	—	3,830	24,776
Michelle Rice	—	—	3,750	24,256

_______________

(1)	The value realized upon vesting of the stock awards is based on the closing stock price of our common stock on the NYSE on the date the award vested.

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Equity Compensation Plan Information

The following table provides information regarding our common stock that may be issued under our equity compensation plans at January 31, 2015.

				Number of Securities
				Remaining Available for
			Weighted-	Future Issuance Under
	Number of Securities to		Average Exercise	Equity Compensation
	be Issued Upon Exercise		Price of Outstanding	Plans (Excluding
	of Outstanding Options,		Options,	Securities Reflected in
	Warrants and Rights (1)		Warrants and Rights	Column (a)) (2)
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,234,415		6.41	4,169,792
Equity compensation plans not approved by security holders	1,500,000	(3)	3.43	—
Total	2,734,415		4.48	4,169,792

(1)	Includes the following equity compensation plans of the Company and the number of shares issuable upon exercise of outstanding options or the vesting of restricted stock granted under each plan:

Shares Issuable Under Plans for Option Exercises
1997 Stock Incentive Plan	29,700
Second Amended and Restated 2005 Stock Incentive Plan	964,257
Second Amended and Restated 2006 Equity Incentive Plan for Non-Employee Directors	177,000
2013 Directors Plan	55,118
2014 Stock Incentive Plan	8,340
1,234,415

(2)	Includes the following equity compensation plans of the Company and the number of shares remaining available for issuance under each plan:

Available for Issuance
2013 Directors Equity Incentive Plan	276,131
2014 Stock Incentive Plan	3,893,661
4,169,792

The types of awards permitted under these two plans are stock options, stock appreciation rights, restricted stock,  restricted stock units and performance awards.

(3)

Amount represents employee inducement grant of non-qualified stock options to LuAnn Via in connection with her joining the Company effective November 26, 2012. The grant of 1,500,000 options vests ratably over a three-year period. Further information regarding these grants may be found in the “Compensation Discussion and Analysis”.

Payments upon Termination or Change-in-Control

Employment and Severance Agreements with the Named Executive Officers

Severance Agreements. As described in the “Compensation Discussion and Analysis”, in April 2011, the Company entered into severance agreements with each of the then-employed NEOs,  other than the Chief Executive Officer at the time, and in January 2013 entered into a severance agreement with Mr. Michielutti. The severance agreements provide that the executive officer is and remains an at-will employee and thus may be terminated at any time with or without “cause”, as such term is defined in the severance agreements. If the executive officer is terminated without cause and executes a general release of claims in favor of the Company, the Company will be obligated to pay the executive a severance payment, in the aggregate, which equals six months of the executive's current salary or, if greater, six months of the executive's highest annual salary at any time during the twelve months preceding the date of termination. In addition, the severance agreements provide that we will pay the Company portion of COBRA health and dental premiums for a six-month period, unless the executive is eligible for a government subsidy with respect to such COBRA benefits. The severance agreements also contain a provision prohibiting the executive, during the period of his or her employment and for a period of one year after the date his or her employment with the Company and its affiliates ends, from (i) engaging in certain competitive activities; (ii) soliciting employees to either leave their employment with the Company or its affiliates or to establish a relationship with a “Competitor” (as such term is defined in the severance agreements); and (iii) soliciting, engaging or inducing a vendor or supplier of the Company or its affiliates to sever or materially alter its relationship with the Company or to establish a relationship with a Competitor.

Via Employment Agreement. We entered into an employment agreement with Ms. Via on October 29, 2012, which agreement is also described under “Employment and Severance Agreements with Named Executive Officers” in the “Compensation Discussion and Analysis” section. The agreement provides that, in the event that Ms. Via’s employment with the Company is terminated without “cause” or she voluntarily resigns for “good reason”, in each case, in the absence of a “change-in-control” of the Company (as such terms are defined in the agreement), Ms. Via will be entitled to receive a severance payment equal to one times her annual base salary. In the event of Ms. Via’s termination by the Company or her voluntary resignation for good reason upon or within twelve months after a change-in-control of the Company, Ms. Via would be entitled to receive cash severance in an amount equal to two times the sum of her then-current annual base salary and on-target bonus. Ms. Via is also entitled to receive payments equivalent to her cost of COBRA insurance premiums for a period not to exceed 18 months after employment termination.

Potential Payments upon Termination or Change-in-Control

The following table provides information regarding potential payments to be made to the NEOs in the event of a termination of employment as a result of death, disability or involuntary termination, a change-in-control and certain terminations following a change-in-control.

The NEOs are not entitled to any payments upon voluntary termination. Amounts in the table reflect additional payments the NEO would be entitled to assuming a termination and/or a change-in-control occurred on January 31, 2015.

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Estimated Payments on Termination or Change-in-Control Payments

		Event

				Payments Upon	Payments Upon
				Involuntary	Involuntary
		Payments Upon	Payments Upon	Termination	Termination
		Death or	Change-in-	Pursuant to	After a Change-in
Name	Type of Payment	Disability ($)(1)	Control ($)(1)(2)	Agreement ($)	Control Occurs ($)(1)(2)(3)
LuAnn Via	Salary Continuation Cash Severance	—	—	850,000	1,700,000
	COBRA Premiums	—	—	8,261	8,261
	Acceleration of Restricted Stock	—	—	—	—
	Acceleration of Stock Options	—	2,670,000	—	2,670,000
	Total	—	2,670,000	858,261	4,378,261

Peter G. Michielutti	Salary Continuation Cash Severance	—	—	250,000	250,000
	COBRA Premiums	—	—	—	—
	Acceleration of Restricted Stock	43,764	43,764	—	43,764
	Acceleration of Performance-Based Stock Units	—	—	—	58,560
	Acceleration of Stock Options	—	100,500	—	100,500
	Total	43,764	144,264	250,000	452,824

Monica L. Dahl	Salary Continuation Cash Severance	—	—	175,000	175,000
	COBRA Premiums	—	—	5,966	5,966
	Acceleration of Restricted Stock	29,593	29,593	—	29,593
	Acceleration of Performance-Based Stock Units	—	—	—	27,436
	Acceleration of Stock Options	—	122,084	—	122,084
	Total	29,593	151,677	180,966	360,079

Luke R. Komarek	Salary Continuation Cash Severance	—	—	147,500	147,500
	COBRA Premiums	—	—	—	—
	Acceleration of Restricted Stock	28,759	28,759	—	28,759
	Acceleration of Performance-Based Stock Units	—	—	—	27,436
	Acceleration of Stock Options	—	154,022	—	154,022
	Total	28,759	182,781	147,500	357,717

Michelle L. Rice	Salary Continuation Cash Severance	—	—	142,500	142,500
	COBRA Premiums	—	—	5,966	5,966
	Acceleration of Restricted Stock	27,509	27,509	—	27,509
	Acceleration of Performance-Based Stock Units	—	—	—	20,580
	Acceleration of Stock Options	—	113,517	—	113,517
	Total	27,509	141,026	148,466	310,072

_______________

(1)

Restricted stock is listed at its dollar value as of January 30, 2015, the last business day of Fiscal 2014, based on the $5.21 closing sales price of our common stock on the NYSE on that date. Forfeiture restrictions lapse as to all of the restricted stock following a change-in-control, upon the NEO’s death or if the NEO becomes disabled.

(2)

The values for accelerated stock options listed in the table are calculated by multiplying (i) the difference between (a) $5.21, the closing sales price on the NYSE of our common stock on January 30, 2015, the last business day of Fiscal 2014, and (b) the exercise price per share for that option grant, by (ii) the number of shares subject to that option grant for which vesting would accelerate upon a change-in-control. Forfeiture restrictions lapse as to all of the stock options following a change-in-control.

(3)

Performance-based stock units is listed at its dollar value as of January 30, 2015, the last business day of Fiscal 2014, based on the $5.21 closing sales price of our common stock on the NYSE on that date. Forfeiture restrictions lapse as to the performance-based restricted stock units only if there is both a change-in-control and either an involuntary termination or a resignation with “good reason” following the change-in-control.

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ITEM 2 — ADVISORY APPROVAL OF THE COMPANY’S

NAMED EXECUTIVE OFFICER COMPENSATION

As required by the executive compensation disclosure rules of the SEC, we are offering our stockholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” and the “Compensation Tables” sections beginning on pages 20 and 37, respectively.

We are asking our stockholders to indicate their support FOR the compensation of our NEOs as described in this proxy statement. We believe that our executive compensation program is well-structured to support the Company’s business objectives. We also believe that our compensation programs and policies reflect an overall pay-for-performance culture that is closely aligned with the interests of our stockholders. The Compensation Committee of the Board has overseen the development of a balanced compensation program designed to achieve pay-for-performance and alignment with stockholder interests, as described more fully in the “Compensation Discussion and Analysis” section beginning on page 20.

At our 2014 annual meeting of stockholders, our stockholders approved our Fiscal 2013 compensation awarded to our NEOs with approximately 98.3% of the votes cast in favor of the proposal.

The Company believes that our executive compensation program is worthy of your support for the following reasons:

•	Our compensation program for executive officers delivers a considerable portion of at-risk compensation;

•	We encourage long-term stock ownership by executive officers through our stock ownership guidelines and equity awards, which vest over multiple years;

•

We do not have any employment or severance agreements with executive officers that provide for cash severance payments automatically in connection with a change-in-control (i.e., no “single-trigger” cash provisions);

•	Our executive officers do not earn any additional retirement income under any supplemental executive retirement plan or other employer-funded pension;

•

We offer limited perquisites to our executive officers and do not provide for travel for spouses or significant others, security services or systems, supplemental life or long-term care insurance, reimbursement or payment of country club dues or memberships, or Company-funded financial planning services;

•	We do not pay the tax liability (i.e., gross-ups) associated with the payment or reimbursement of any severance or perquisites we provide; and

•	The Committee has engaged and receives advice from an independent compensation consultant.

We believe that the information we have provided above and within the “Compensation Discussion and Analysis” and “Compensation Tables” sections of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure management’s interests continue to be aligned with our stockholders’ interests. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”

Because your vote on executive compensation is advisory, it is not binding on the Company, our Compensation Committee or our Board. However, we value the views of our stockholders and will continue to take into account the result of the vote when considering future executive compensation arrangements. We currently conduct annual advisory votes on executive compensation, and we expect to conduct our next advisory vote at our 2016 annual meeting of stockholders.

Board Recommendation

The Board recommends you vote FOR adoption of the resolution approving the compensation of our Named Executive Officers as described in this proxy statement. Proxies will be voted FOR adoption of the resolution unless otherwise specified.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the amended and restated charter can be found on the “For Investors” page in the “Corporate Governance” section of our website at www.christopherandbanks.com. In accordance with the written charter, the Audit Committee assists the Board in fulfilling its responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. The Audit Committee of the Company’s Board of Directors is currently composed of the following independent directors: William F. Sharpe, III; Paul L. Snyder; Patricia A. Stensrud; and Lisa W. Wardell (Chair). The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that each meets the independence requirements of the NYSE and the SEC, and that William F. Sharpe, III; Paul L. Snyder; and Lisa W. Wardell each qualifies as an “audit committee financial expert”, as defined by the SEC.

Management is responsible for the Company’s internal controls and the financial reporting process. Christopher & Banks’ independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to hire, monitor and oversee the independent registered public accounting firm.

In this context, during Fiscal 2014, the Audit Committee has met and held discussions with management and with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for the fiscal year ended January 31, 2015. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. In addition, the Audit Committee reviewed and discussed with management and KPMG both management’s annual report on internal control over financial reporting and the report of KPMG with respect thereto. The Audit Committee discussed with the independent accountants matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”), Auditing Standard No. 16, Communications with Audit Committees.

Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by PCAOB Auditing Standard No. 16, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee also considered whether the provision of any non-audit services was compatible with maintaining the independence of KPMG LLP as the Company’s independent registered public accounting firm. The Audit Committee has concluded that the independent registered public accounting firm, KPMG, is independent from the Company and management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its integrated audit of the Company’s financial statements and internal control over financial reporting. In addition, the Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Report on Form 10-K for the fiscal year ended January 31, 2015 filed with the SEC.

Members of the Audit Committee

Lisa W. Wardell, Chair
William F. Sharpe, III
Paul L. Snyder
Patricia A. Stensrud

Independent Registered Public Accounting Firm Fees

On June 6, 2011, the Audit Committee selected KPMG LLP (“KPMG”) as our independent registered public accounting firm. The following table presents the fees for services provided by PricewaterhouseCoopers (“PwC”) and KPMG for Fiscal 2014 and for Fiscal 2013.

	Fiscal 2014 (1)	Fiscal 2013
Audit Fees	$740,000	$498,300	(2)
Audit-Related Fees	10,200	13,000	(1)
All Other Fees	5,000	105,500	(3)
Total	$755,200	$616,800

_______________

(1)	Consists solely of fees for services provided by KPMG.

(2)	Consists of $474,800 in fees for services provided by KPMG and $23,500 in fees for services provided by PwC.

(3)	Consists of $78,400 in fees for services provided by KPMG and $27,100 in fees for services provided by PwC.

Audit Fees consist of professional services rendered for the integrated audit of (a) our annual consolidated financial statements, (b) statutory and regulatory audits, consents and other services related to SEC matters, and (c) the effectiveness of internal control over financial reporting and the review of interim consolidated financial statements for each quarter.

Audit-Related Fees consist of professional services rendered in connection with regulatory filing reviews and the Company’s equity incentive plans.

All Other Fees relate to fees paid to KPMG for services with respect to our enterprise risk assessment analysis and the requirements under the conflict minerals regulations; and fees paid to PwC for consents associated with S-3 and S-8 filings with the SEC. The services provided by KPMG did not impact KPMG’s independence during Fiscal 2013 or Fiscal 2014.

Auditor Services Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by our independent registered public accounting firm prior to the firm’s engagement for such services. The Audit Committee has adopted a practice under which the Audit Committee established pre-approved categories of non-audit services that may be performed by our independent registered public accounting firm during the fiscal year. All fees paid to KPMG and PwC for services in the Fiscal 2014 and in Fiscal 2013 were approved by the Audit Committee or Audit Committee Chair prior to the services being rendered.

ITEM 3 — RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected KPMG to serve as our independent registered public accounting firm for the fiscal year ending January 30, 2016. KPMG has served as our independent registered public accounting firm since Fiscal 2011.

While it is not required to do so, our Board is submitting the selection of KPMG for ratification in order to ascertain the views of our stockholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of KPMG are expected to be present at the Annual Meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

Board Recommendation

The Board recommends that you vote FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016. Proxies will be voted FOR ratification of this selection unless otherwise specified.

SECURITY OWNERSHIP

Beneficial Ownership of Directors, Director Nominees and Executive Officers

The following table shows how many shares of our common stock were beneficially owned as of April 30, 2015 by each of our directors, director nominees and the NEOs and by all of our directors, director nominees and executive officers as a group. Except as otherwise provided, all of the stockholders listed in the table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge.

	Amount and		Percent of
	Nature of Beneficial		Common Stock
Name of Beneficial Owner	Ownership (1) (2)		Outstanding
Mark A. Cohn	102,874		*
Edwin J. Holman	2,622		*
Anne L. Jones	154,319		*
David A. Levin	49,820		*
William F. Sharpe, III	83,530		*
Paul L. Snyder	130,285	(3)	*
Patricia A. Stensrud	48,830		*
Lisa W. Wardell	89,156		*
LuAnn Via	1,101,635		3.0%
Pete Michielutti	66,741		*
Monica L. Dahl	176,018		*
Luke Komarek	192,257		*
Michelle Rice	94,018		*
Directors, Director Nominees and Executive Officers as a group (16 persons)	2,389,961		6.4%

_______________

* Less than 1%

(1)

The amounts listed include 7,874 shares of restricted stock that are scheduled to vest within 60 days from April 30, 2015 for each of Mr. Cohn, Ms. Jones, Mr. Levin, Mr. Sharpe, Mr. Snyder, Ms. Stensrud and Ms. Wardell; and in the case of Mr. Holman, 2,622 shares, and for all directors, director nominees and executive officers as a group, 57,740.

(2)

The amounts listed include the following number of shares of common stock for which the directors and executive officers have the right to acquire beneficial ownership within 60 days from April 30, 2015, through the exercise of stock options: Mr. Cohn, 70,000; Ms. Jones, 66,000; Mr. Snyder, 27,000; Ms. Wardell, 14,000; Ms. Via, 1,000,000;

Mr. Michielutti, 39,170; Ms. Dahl, 138,979; Mr. Komarek, 147,211; Ms. Rice, 83,299; and all directors, director nominees and executive officers as a group, 1,665,015.

(3)	Includes 95,411 shares held jointly with Mr. Snyder’s spouse.

Beneficial Owners of More than Five Percent of Our Common Stock

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act as of April 30, 2015, the persons known by us to be beneficial owners of more than 5% of our common stock were as follows:

	Amount and Nature of		Percent of Common
Name and Address of Beneficial Owner	Beneficial Ownership		Stock Outstanding
BlackRock, Inc.	3,368,070	(1)	9.1%
55 East 52nd Street
New York, NY 10022

T. Rowe Price Associates, Inc.	2,964,637	(2)	8.0%
100 East Pratt Street
Baltimore, MD 21202

Neal Gagnon	2,245,958	(3)	6.0%
1370 Avenue of the Americas, Suite 2400
New York, NY 10019

Wells Fargo & Company	2,032,227	(4)	5.5%
420 Montgomery Street
San Francisco, CA 94101

Macellum Retail Opportunity Fund, LP	1,880,006	(5)	5.1%
99 Hudson Street, 5th Floor
New York, NY 10013

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(1)

This information is based on a Schedule 13G/A filed with the SEC on January 15, 2015, by BlackRock, Inc. in its capacity as a parent holding company or control person reporting information as of December 31, 2014. BlackRock, Inc. has sole voting power over 3,316,466 shares and sole dispositive power over 3,368,070 shares. BlackRock Fund Advisors, a subsidiary of BlackRock, Inc., beneficially owns 5% or greater of the outstanding shares being reported.

(2)

This information is based on a Schedule 13G/A jointly filed with the SEC on February 13, 2015 by T. Rowe Price Associates, Inc. (“T. Rowe Price”), an investment advisor, and T. Rowe Price Small-Cap Value Fund, Inc. reporting information as of December 31, 2014. T. Rowe Price has sole voting power over 350,860 shares and sole dispositive power over 2,964,637 shares. T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power over 1,466,500 shares. These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,466,500 shares representing 3.9% of the shares outstanding), which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)

This information is based on a Schedule 13G/A filed with the SEC on February 10, 2015 by Neil Gagnon reporting information as of December 31, 2014. Mr. Gagnon has sole voting and sole dispositive power over 174,024 shares, shared voting power over 1,911,959 shares and shared dispositive power over 2,071,934 shares. Mr. Gagnon is the managing member and principal owner of Gagnon Securities LLC (“GS”), an investment adviser and broker-dealer. Mr. Gagnon and GS, in its role as investment manager, may be deemed to share voting power over 1,157,164 shares and dispositive power over 1,305,388 shares held by GS. GS and Mr. Gagnon expressly disclaim beneficial ownership of all securities held in the accounts. Mr. Gagnon is also the chief executive officer of Gagnon Advisors LLC (“Gagnon Advisors”), an investment adviser. Mr. Gagnon and Gagnon Advisors, in its role as investment manager to Gagnon Investment Associates, LLC (“GIA”), a private investment fund, may be deemed to share voting and dispositive power over 679,833 shares. Mr. Gagnon and GS expressly disclaim beneficial ownership of all securities held by GIA.

(4)

This information is based on a Schedule 13G filed with the SEC on February 10, 2015 by Wells Fargo & Company (“WFC”), in its capacity as a parent holding company, on its own behalf and includes beneficial interest that may separately be reported by several of its subsidiaries, reporting information as of December 31, 2014. WFC has sole voting power and sole dispositive power over 1,691 shares, shared voting power over 1,382,135 and shared dispositive power over 2,030,536 shares.

(5)

This information is based on a Schedule 13D jointly filed with the SEC on April 1, 2015 by Macellum Retail Opportunity Fund, LP (“Opportunity Fund”), Macellum Capital Management, LLC (“Macellum Capital Management”), Macellum Advisors GP, LLC (“Macellum GP”), Macellum Management, LP (“Macellum Management”), MCM Managers, LLC (“MCM Managers”), MCM Management, LLC (“MCM Management”) and Jonathan Duskin reporting information as of March 27, 2015. Mr. Duskin has sole voting power and sole dispositive power over 1,912,588 shares, which includes 140,000 shares underlying options to purchase common stock. Each of Opportunity Fund, Macellum GP and Macellum Management have sole voting power and sole dispositive power over 1,880,006 shares, which includes 140,000 shares underlying options to purchase common stock. Each of Macellum Capital Management, MCM Managers, and MCM Management have the sole voting power and sole dispositive power over 32,582 shares. Macellum Management serves as the investment manager for Opportunity Fund. Macellum GP serves as the general partner of Opportunity Fund and Macellum Management. MCM Managers serves as the managing member of Macellum Capital Management, and MCM Management serves as the managing member of MCM Managers. Mr. Duskin is the sole member of Macellum GP and is the managing member of MCM Management. Mr. Duskin may be deemed to indirectly beneficially own the securities directly held by Opportunity Fund and Macellum Capital Management because Mr. Duskin may be deemed to have voting and investment power over such securities by virtue of his relationship with Macellum GP and MCM Management. Each of Macellum Management, Macellum GP, MCM Managers, MCM Management and Mr. Duskin disclaims beneficial ownership of the Issuer’s securities as to which this Schedule 13D relates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership of our securities and reports of changes in ownership of our securities with the SEC. Based on our knowledge and on written representations from our executive officers and directors, we believe that all of our directors and executive officers complied with their filing requirements in Fiscal 2014, except that Lisa Wardell filed a late Form 5 Report with respect to transactions in custodial accounts of her minor sons.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Code of Conduct provides that all employees and directors must avoid any activity that is or has the appearance of being hostile, adverse or competitive with us, or that interferes with the proper performance of their duties or responsibilities to us. Each director and executive officer is instructed to inform our Chief Compliance Officer when confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe that the situation would violate our guidelines. Waivers of these conflict of interest rules with regard to a director or executive officer will require the prior approval of our Board or the Governance and Nominating Committee.

The Board also has adopted a written Related Person Transaction Policy under which the Audit Committee is responsible for reviewing, approving or ratifying transactions involving the Company and related parties. Under the policy, a “related person” includes our directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock and their respective immediate family members. The policy applies to transactions in which the Company is a participant and a related person (or any entity in which a related person is an executive officer or general partner or in which one or more related parties together have a 10% or more ownership interest) has a direct or indirect interest and the amount involved is reasonably anticipated to exceed $15,000 in a fiscal year or in the case of employment of a related person, the annual salary of the related person exceeds $50,000. Under the policy, the Audit Committee reviews and considers a written summary of the related person transaction, which addresses, among other criteria, (i) the material terms of the transaction, including the amount payable or anticipated to be paid to the related person; (ii) the business purpose of the transaction; (iii) the benefits to the Company and the related person of the transaction; and (iv) whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction was negotiated on an arms’ length basis and made under terms and conditions on the whole that are at least as favorable to the Company as would be available in a comparable transaction with or involving unaffiliated third parties. In determining whether the related person transaction should be approved, the Audit Committee also considers (i) whether the transaction would impair the judgment of a Board member or an executive officer to act in the best interests of the Company; and (ii) any other matters that the Audit Committee deems appropriate.

The SEC has specific disclosure requirements covering certain types of transactions that we may engage in with our directors, executive officers or other specified parties. Under the SEC rules, we are required to disclose if the Company or any of our subsidiaries was or is to be a participant in any transaction, or series of similar transactions, in which the amount involved exceeds $120,000, and in which any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock or any of their respective immediate family members had, or will have, a direct or indirect material interest.

The Company maintains a commercial relationship with G-III Apparel Group, Ltd. (“G-III”), of which Morris Goldfarb, who was one of our directors for a portion of Fiscal 2013, is the Chairman, Chief Executive Officer and beneficial owner of approximately 10.2% of its outstanding common stock. Mr. Goldfarb did not stand for re-election at the 2013 Annual Meeting of Stockholders. The consolidated gross revenues of G-III for its fiscal year ended January 31, 2015  were approximately $2.1 billion. In Fiscal 2014, the Company paid G-III approximately $1.1 million, consisting of payments for merchandise purchased from G-III and for its services as buying agent. The Audit Committee has reviewed these transactions with management and determined that they were entered into consistent with the standards and criteria set forth in our Related Person Transaction Policy.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2016 Annual Meeting of Stockholders, the written proposal must be received at our principal executive offices on or before January 13, 2016. The proposal should be addressed to Corporate Secretary, Christopher & Banks Corporation, 2400 Xenium Lane North, Plymouth, Minnesota 55441. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

In accordance with our by-laws, in order to be properly brought before the 2016 Annual Meeting, a stockholder’s notice of the matter the stockholder wishes to present, including a director nomination, must be delivered to our principal executive offices in Plymouth, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to Rule 14a-8 of the SEC) must be received no earlier than February 26, 2016, and no later than March 27, 2016.

ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

Our 2014 Annual Report to Stockholders, including financial statements for the fiscal year ended January 31, 2015, accompanies this proxy statement. Our Annual Report to Stockholders is also available on our website at www.christopherandbanks.com. Stockholders may obtain a copy of our 10-K Report, which is on file with the SEC, without charge by viewing the report on our website at www.christopherandbanks.com or by writing to Christopher & Banks Corporation, Attention: Corporate Secretary, 2400 Xenium Lane North, Plymouth, Minnesota 55441. Copies of any exhibits to the 10-K Report are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement, annual report or Notice of Availability, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. Currently, only brokers household our proxy statements, transition reports and notices, delivering a single proxy statement, annual report or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice of Availability, or if you are receiving multiple copies of these documents and wish to receive only one, please contact us in writing at Christopher & Banks Corporation, Attention: Corporate Secretary, 2400 Xenium Lane North, Plymouth, Minnesota 55441, or by telephone at (763) 551-5000. We will deliver promptly upon written or oral request a separate copy of our proxy statement, annual report and/or notice to a stockholder at a shared address to which a single copy of such documents was delivered.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies will vote as they deem in our best interests.

By Order of the Board

LuAnn Via
President and Chief Executive Officer
May 12, 2015
Plymouth, Minnesota